UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LIBERTY GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2011

Dear Stockholder:

You are invited to attend the 2011 Annual Meeting of Stockholders of Liberty Global, Inc. to be held at 10:00 a.m., local time, on June 21, 2011, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. The accompanying notice of annual meeting of stockholders and proxy statement describes the annual meeting, the proposals you will be asked to consider and vote upon and related matters.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please vote as soon as possible to make sure that your shares are represented. You may vote via the internet or by telephone. If you receive a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Thank you for your continued support and interest in our company.

Sincerely,

Michael T. Fries

Chief Executive Officer and President

Liberty Global, Inc.

LIBERTY GLOBAL, INC.

Notice of Annual Meeting of Stockholders

to be Held June 21, 2011

NOTICE IS HEREBY GIVEN OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS OF LIBERTY GLOBAL, INC. TO BE HELD AT 10:00 A.M., LOCAL TIME, ON JUNE 21, 2011, AT THE MARRIOTT DENVER SOUTH AT PARK MEADOWS, 10345 PARK MEADOWS DRIVE, LITTLETON, COLORADO 80124, TELEPHONE NUMBER (303) 925-0004, FOR THE FOLLOWING PURPOSES:

1.	To vote upon a proposal to elect Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell to serve as Class III members of our board of directors until the 2014 annual meeting of stockholders and until their successors are elected (the election of directors proposal);

2.	To provide an advisory vote on the compensation of our named executive officers (the executive compensation proposal);

3.	To provide an advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers (the frequency of advisory vote proposal);

4.	To vote upon a proposal to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2011 (the auditors ratification proposal); and

5.	To transact such other business as may properly come before the annual meeting.

All stockholders of LGI are cordially invited to attend. All stockholders of record of Liberty Global, Inc. Series A common stock, par value $.01 per share, Liberty Global, Inc. Series B common stock, par value $.01 per share, and Liberty Global, Inc. Series C common stock, par value $.01 per share, as of 5:00 p.m., Eastern time, on April 25, 2011, the record date for the annual meeting, are entitled to notice of the annual meeting or any adjournment thereof, but only stockholders of record of Series A common stock or Series B common stock as of the record date are entitled to vote at the annual meeting or any adjournment thereof. The holders of our Series A common stock and our Series B common stock will vote together as a single class on each of the above proposals. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, for review by any stockholder, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

We describe the proposals to be considered at the annual meeting in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting. Our board of directors has approved each proposal and recommends that the stockholders entitled to vote at the annual meeting vote “FOR” each of the election of directors proposal and the auditors ratification proposal and, on an advisory basis, “FOR” the executive compensation proposal and “FOR” the three-year option for the frequency of advisory vote proposal.

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the annual meeting, please vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote by proxy in any one of the following ways: over the internet; by telephone; or request a proxy card to complete, sign and promptly return in the postage-paid envelope (if mailed in the United States).

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on June 20, 2011. You may revoke your proxy in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Elizabeth M. Markowski Secretary

Englewood, Colorado

April 28, 2011

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE VIA THE INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

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LIBERTY GLOBAL, INC.

12300 Liberty Boulevard

Englewood, Colorado 80112

PROXY STATEMENT

We are furnishing this proxy statement to holders of record as of 5:00 p.m., Eastern time, on April 25, 2011, of shares of Series A common stock or Series B common stock, each $.01 par value per share, of Liberty Global, Inc., a Delaware corporation (LGI), in connection with the solicitation of proxies by our board of directors for use at our 2011 annual meeting of stockholders or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement is also being furnished to holders of shares of our Series C common stock, par value $.01 per share, for informational purposes only.

Time and Place; Purposes

The annual meeting will be held at 10:00 a.m., local time, on June 21, 2011, at the Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124, telephone number (303) 925-0004. At the annual meeting, holders of our Series A shares and Series B shares will be asked to consider and vote upon the following proposals: (1) the election of four directors to serve as Class III members of our board of directors until the 2014 annual meeting of stockholders and, in each case, until their successors are elected (the election of directors proposal); (2) an advisory (non-binding) vote on the compensation of our named executive officers (the executive compensation proposal); (3) an advisory (non-binding) vote on the frequency of holding an advisory vote on the compensation of our named executive officers (the frequency of advisory vote proposal); (4) the ratification of the selection of KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2011 (the auditors ratification proposal); and (5) any other business that may properly come before the annual meeting. At the present time, we know of no other business that will be presented at the annual meeting.

The annual meeting may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.

Pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials, including the form of proxy card, and our annual report, to each stockholder of record, we are furnishing our proxy materials and annual report to our stockholders on the internet. It is anticipated that the Notice of Internet Availability of Proxy Materials (the Notice) will be first mailed to our stockholders on or about May 4, 2011. If you received the Notice by mail, you will not receive a printed copy of the proxy materials or annual report, unless specifically requested. The Notice will instruct you as to how you may access and review the information in the proxy materials and how you may submit your proxy over the internet or by telephone. If you received the Notice by mail and would like to receive a printed copy of our proxy materials and annual report, please follow the instructions for requesting such materials included in the Notice. The proxy materials, including the form of proxy, relating to the 2011 annual meeting of stockholders will be first made available to stockholders on or about May  4, 2011.

Voting Rights; Record Date

Our board has fixed 5:00 p.m., Eastern time, on April 25, 2011, as the record date for the determination of holders of our Series A shares, Series B shares and Series C shares entitled to receive notice of our annual meeting or any adjournment thereof. Only holders of record of our Series A shares or our Series B shares as of the record date are entitled to vote at our annual meeting. As of the record date, we had outstanding and entitled to vote at the meeting 124,747,337 Series A shares and 10,239,144 Series B shares. Our Series A shares and Series B shares are our only voting stock and vote together as a single class on all matters. Each Series A share has one vote and each Series B share has ten votes on each matter on which holders of shares of such series are entitled to vote at the meeting. We also had outstanding as of the record date 118,211,463 Series C shares, which are non-voting, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation.

As of the record date for the annual meeting, we had 2,094 record holders of Series A shares and 128 record holders of Series B shares. Such amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder.

If your Series A shares or Series B shares are held in your name, you have the right to vote in person at the meeting. If your Series A shares or Series B shares are held in an account with a broker, banker or other nominee, you are considered the beneficial owner of such shares held in street name. As a beneficial owner, you may also attend the meeting. You may not, however, vote such shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the meeting.

The presence, in person or by proxy, of the holders of a majority of the combined voting power of our outstanding Series A shares and Series B shares entitled to vote is necessary to constitute a quorum at the annual meeting. The directors are elected by a plurality of the affirmative votes of our Series A shares and Series B shares that are entitled to vote and are voted, in person or by proxy, at the annual meeting. By way of illustration, if there are three vacancies then the three director nominees receiving the most votes will fill the vacancies. The affirmative vote of the holders of at least a majority of the aggregate voting power of our Series A shares and Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, is required to approve, on an advisory vote basis, the executive compensation proposal and to approve the auditors ratification proposal. The option of one year, two years or three years under the frequency of advisory vote proposal receiving a majority of the affirmative votes cast by the holders of our Series A shares and Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, will be the frequency of the advisory vote on executive compensation selected by stockholders.

With respect to the election of directors proposal, our stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to each of the auditors ratification proposal and the executive compensation proposal, our stockholders may vote in favor of or against such proposal or may abstain from voting with respect to such matter. With respect to the frequency of advisory vote proposal, our stockholders may vote in favor of any one of the options (one year, two years or three years) or may abstain from voting with respect to such proposal.

Proxies

Voting of Proxies

All Series A shares and Series B shares properly voted via the internet or by telephone at or prior to 11:59 p.m., Eastern time, on June 20, 2011, and all shares represented by properly executed proxies received prior to or at the annual meeting and, in each case, not revoked, will be voted in accordance with the instructions so provided. If no specific instructions are given with respect to the proposals to be acted upon at the annual meeting, Series A shares and Series B shares represented by a properly executed proxy will be voted as follows: “FOR” each of the nominees named in the election of directors proposal; “FOR” the executive compensation proposal; “FOR” the three year option under the frequency of advisory vote proposal; and “FOR” the auditors ratification proposal. The foregoing proposals are the only items scheduled to be acted upon at the annual meeting. As to any other matter, which may properly come before the annual meeting, the persons named in the proxy card will vote thereon in accordance with their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons named in the proxy card will have discretion to vote on such proposal, unless the proposal is to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

A properly submitted proxy marked “ABSTAIN”, although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting, will not be voted. With respect to the executive compensation proposal and the auditors ratification proposal, abstentions will have the same effect as a vote cast against the proposals to which such instruction applies.

Shares represented by “broker non-votes” will also be counted for purposes of determining whether there is a quorum at the meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular matter. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore will not vote on non-routine matters. The election of directors proposal, the executive compensation proposal and the frequency of advisory vote proposal are each considered non-routine and your broker, bank or other nominee may not vote on these matters without instructions from you.

If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee for your shares to be voted or when granting or revoking a proxy.

Voting by Participants in our 401(k) Plans

If you hold shares through your account in our 401(k) Savings and Stock Ownership Plan (401(k) Plan), the trustee is required to vote your shares as you specify or, if you do not specify how to vote your shares, the trustee is required to vote your shares in the same proportion on each proposal as it votes all shares in our 401(k) Plan as to which voting instructions were properly provided. To allow sufficient time for the trustee to vote your shares, your voting instructions must be received by 5:00 p.m., Eastern time, on June 16, 2011. If you hold shares through your account in the Liberty Global 401(k) Savings Plan—Puerto Rico, which plan is for employees of our indirect subsidiary Liberty Cablevision of Puerto Rico Ltd., your shares will be voted as you specify. To vote such shares, please follow the instructions provided by the trustee for such plan. The voting instructions for the Puerto Rico plan must be received by the trustee for such plan by 5:00 p.m., Eastern time, on June 15, 2011.

Revoking a Proxy

You may revoke your paper proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global, Inc., Attention: Secretary, 12300 Liberty Boulevard, Englewood, Colorado 80112, at or before the start of the annual meeting. Any revocation of votes submitted via the internet or by telephone must be submitted, by the same method as the corresponding votes, not later than 11:59 p.m., Eastern time, on June 20, 2011. If your shares are held in the name of a bank, broker or other nominee, you should contact such nominee to change your vote.

Solicitation of Proxies

The cost, if any, of solicitation of proxies will be paid by us. Our officers and employees may solicit proxies by mail, email, telephone or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Recommendation of the Board of Directors

Our board of directors has approved the election of directors proposal, the executive compensation proposal, the frequency of advisory vote proposal and the auditors ratification proposal and recommends that you vote “FOR” each of the election of directors proposal, the executive compensation proposal and the auditors ratification proposal and “FOR” the three year option under the frequency of advisory vote proposal.

Annual Report

A copy of our annual report for the year ended December 31, 2010, which report includes our consolidated financial statements for the fiscal year ended December 31, 2010, is available to all holders of our Series A shares and Series B shares entitled to vote at the meeting and to all holders of our Series C shares as of the record date for informational purposes. Such report does not form any part of the material for solicitation of proxies. The annual report is posted at the following website addresses: www.lgi.com and www.proxyvote.com. As stated above, if you received the Notice, you will not receive a printed copy of the annual report (unless you request one).

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Notice or the proxy statements and annual reports, as the case may be. This means that only one copy each of the Notice, or the proxy statement and annual report, as the case may be, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at 12300 Liberty Boulevard, Englewood, Colorado 80112, phone (303) 220-6600, Attention: Investor Relations Department. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Electronic Delivery

Stockholders can access the notice of annual meeting, proxy statement and annual report via our website at www.lgi.com or as directed in the Notice for voting via the website at www.proxyvote.com. For future stockholder meetings, registered stockholders may receive future notices, annual reports and proxy materials electronically. To sign up for electronic delivery, go to www.computershare.com/us/ecomms. You may also sign up when you vote by internet at www.proxyvote.com and follow the prompts. Once you sign up, you will no longer receive a printed copy of the notices, annual reports and proxy materials, unless you request them. You may suspend electronic delivery of the notices, annual reports and proxy materials at any time by contacting our transfer agent, Computershare, phone: (888) 218-4391 (outside the United States +1 (781) 575-3919). Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than 5% of the outstanding shares of our Series A common stock or our Series B common stock.

Except as otherwise indicated in the notes to the table, the security ownership information is given as of March 31, 2011, and, in the case of percentage ownership information, is based upon (1) 117,601,725 Series A shares, (2) 10,242,728 Series B shares, and (3) 112,410,443 Series C shares, in each case, outstanding on March 31, 2011. Although beneficial ownership of our Series C common stock is set forth below, our Series C common stock is non-voting and, therefore, in the case of percentage voting information, is not included. Also, for purposes of the following presentation, beneficial ownership of our Series B shares, although convertible on a one-for-one basis into our Series A shares, is reported as beneficial ownership of our Series B shares only, and not as beneficial ownership of our Series A shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series	Voting Power
Robert R. Bennett	Series A	454,334	(1)	*	4.2%
c/o Liberty Media Corporation	Series B	889,251	(1)	8.7%
12300 Liberty Boulevard	Series C	53,192	(2)	*
Englewood, CO 80112

BlackRock, Inc.	Series A	9,429,502	(3)	8.0%	4.3%
40 East 52nd Street	Series B	—		—
New York, NY 10022	Series C	1,404,135	(4)	1.2%

Comcast Corporation	Series A	7,681,369	(5)	6.5%	3.5%
One Comcast Center	Series B	—		—
Philadelphia, PA 19103	Series C	—		—

Manning & Napier Advisory, Inc.	Series A	6,389,902	(6)	5.4%	2.9%
290 Woodcliff Drive	Series B	—		—
Fairport, NY 14450	Series C	—		—

SPO Advisory Corp	Series A	14,751,414	(7)	12.5%	6.7%
591 Redwood Highway, Suite 3215	Series B	—		—
Mill Valley, CA 94941	Series C	26,194,238	(8)	23.3%

Tiger Global Management, LLC	Series A	6,665,000	(9)	5.7%	3.0%
101 Park Avenue, 48th Floor	Series B	—		—
New York, NY 10178	Series C	1,111,800	(10)	*

*	Less than one percent.

(1)	The number of Series A shares and the number of Series B shares are based upon the Schedule 13D dated February 4, 2010, filed by Mr. Bennett and includes 53,192 Series A shares and 887,227 Series B shares that may be acquired within 60 days pursuant to stock options held by Mr. Bennett. Subsequent to such filing, Mr. Bennett exercised the stock options for Series B shares and received the Series B shares. Of the shares reported, the Schedule 13D shows Mr. Bennett and his spouse jointly owning, directly or indirectly, 400,934 Series A shares and 2,024 Series B shares.

(2)	The number of Series C shares includes 53,192 shares that may be acquired within 60 days pursuant to stock options held by Mr. Bennett.

(3)	The number of Series A shares is based upon the Schedule 13G (Amendment No. 1) for the year ended December 31, 2010, filed by BlackRock, Inc. and various subsidiaries, which together beneficially own the shares. The Schedule 13G reflects that BlackRock, Inc. has sole voting and dispositive powers over the Series A shares.

(4)	The number of Series C shares is based upon Form 13Fs for the quarter ended December 31, 2010, filed by various subsidiaries of BlackRock, Inc.

(5)	The number of Series A shares is based upon the Schedule 13G for the year ended December 31, 2008, filed by Comcast Corporation and the following direct and indirect wholly-owned subsidiaries of Comcast Corporation: Comcast Holdings Corporation, Comcast Programming Holdings Inc. and Comcast QVC, Inc. Based on the ownership structure, such companies and Comcast Corporation beneficially own such shares, of which Comcast QVC, Inc. is the record owner. The Schedule 13G reflects that Comcast QVC, Inc. has shared voting power and shared dispositive power over the Series A shares with the foregoing entities.

(6)	The number of Series A shares is based upon the Schedule 13G for the year ended December 31, 2010, filed by Manning & Napier Advisory, Inc. (M&NA). M&NA is a registered investment advisor. The Schedule 13G reflects that M&NA has sole voting power over 5,760,482 Series A shares and sole dispositive power over all the shares beneficially owned by it.

(7)	The number of Series A shares is based upon the Schedule 13G (Amendment No. 3) for the year ended December 31, 2010 and a Form 4 dated March 22, 2011, filed by SPO Advisory Corp. and various affiliates, including its three principal shareholders: John H. Scully, William E. Oberndorf and Edward H. McDermott. The Schedule 13G reflects that the three principal shareholders have sole voting and sole dispositive powers as follows: Mr. Scully – 434,177 Series A shares (includes 230,000 Series shares beneficially owned through call options); Mr. Oberndorf – 305,514 Series A shares; and Mr. McDermott – 2,078 Series A shares. SPO Advisory Corp. and the three principal shareholders have shared voting and shared dispositive powers over the remaining Series A shares.

(8)	The number of Series C shares is based upon a Form 4 dated March 22, 2011, filed by such beneficial owner.

(9)	The number of Series A shares is based upon the Schedule 13G (Amendment No. 1) for the year ended December 31, 2010, filed by Tiger Global Management, LLC, as investment manager of Tiger Global, L.P., Tiger Global II, LP and Tiger Global Master Fund, L.P., Tiger Global Performance, LLC, the general partners of such limited partnerships, and Charles P. Coleman III, the managing member of Tiger Global Management, LLC and Tiger Global Performance, LLC. Based on the ownership structure, such entities and Mr. Coleman beneficially own such shares of which the record owners are Tiger Global, L.P. (3,626,011 shares of Series A), Tiger Global II, L.P. (149,047 shares of Series A) and Tiger Global Master Fund, L.P. (2,889,942 shares of Series A). The Schedule 13G reflects that such record owners have sole voting power and sole dispositive power, subject to the other beneficial owners being deemed to have sole voting power and sole dispositive power.

(10)	The number of Series C shares is based upon a Form 13F for the quarter ended December 31, 2010, filed by such beneficial owner.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our named executive officers as described below and by all of our directors and executive officers as a group of (1) our Series A shares, (2) our Series B shares, and (3) our Series C shares.

The security ownership information is given as of March 31, 2011, and, in the case of percentage ownership information, is based upon (1) 117,601,725 Series A shares, (2) 10,242,728 Series B shares, and (3) 112,410,443 Series C shares, in each case, outstanding on that date. Although beneficial ownership of our Series C common stock is set forth below, our Series C common stock is non-voting and, therefore, in the case of percentage voting information, is not included. The percentage of voting power is presented on an aggregate basis for each person or group listed below.

Shares of common stock issuable on or within 60 days after March 31, 2011, upon exercise of options or stock appreciation rights (SARs), vesting of restricted share units, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, restricted share units or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock that have been issued pursuant to our incentive plans are included in the outstanding share numbers provided throughout this proxy statement. For purposes of the following presentation, beneficial ownership of our Series B shares, although convertible on a one-for-one basis into our Series A shares, is reported as beneficial ownership of our Series B shares only, and not as beneficial ownership of our Series A shares.

So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them include shares held by our 401(k) Plan as of March 31, 2011, for their respective accounts.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series	Voting Power
John C. Malone	Series A	1,090,480	(1)(2)(3)	*	40.4%
Chairman of the Board	Series B	8,787,373	(1)(2)	85.8%
	Series C	3,923,600	(1)(2)(3)	3.5%

John P. Cole, Jr.	Series A	98,411	(4)	*	*
Director	Series B	—		—
	Series C	98,126	(4)	*

Miranda Curtis	Series A	265,631	(4)	*	*
Director	Series B	—		—
	Series C	263,257	(4)	*

John W. Dick	Series A	72,808	(4)	*	*
Director	Series B	—		—
	Series C	70,357	(4)	*

Michael T. Fries	Series A	1,405,723	(3)(4)(5)	1.2%	*
Director, Chief Executive Officer &	Series B	—		—
President	Series C	1,200,789	(3)(4)(5)	1.1%

Paul A. Gould	Series A	241,858	(4)	*	*
Director	Series B	51,429		*
	Series C	375,676	(4)	*

Richard R. Green	Series A	12,451	(4)	*	*
Director	Series B	—		—
	Series C	11,343	(4)	*

David E. Rapley	Series A	3,214		*	*
Director	Series B	—		—
	Series C	138		*

Larry E. Romrell	Series A	32,870	(4)	*	*
Director	Series B	—		—
	Series C	32,421	(4)	*

J.C. Sparkman	Series A	36,679	(4)	*	*
Director	Series B	—		—
	Series C	36,681	(4)	*

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series	Voting Power

J. David Wargo	Series A	44,069	(3)(4)(6)	*	*
Director	Series B	—		—
	Series C	44,185	(3)(4)(6)	*

Charles H.R. Bracken	Series A	153,925	(4)	*	*
Senior Vice President & Co-Chief	Series B	—		—
Financial Officer	Series C	132,784	(4)	*

Bernard G. Dvorak	Series A	109,542	(4)(5)(7)	*	*
Senior Vice President, & Co-Chief	Series B	—		—
Financial Officer	Series C	112,256	(4)(5)(7)	*

W. Gene Musselman	Series A	211,771	(5)(8)	*	*
President & Chief Operating Officer,	Series B	—		—
UPC Broadband division (until December 31, 2010)	Series C	208,259	(5)(8)	*

J. Shane O’Neill	Series A	224,204	(4)(9)	*	*
Senior Vice President & Chief	Series B	—		—
Strategy Officer; President, Chellomedia	Series C	217,418	(4)(9)	*

All directors and executive officers as a group (22 persons)	Series A	4,525,603	(6)(8)(9)(10)(11)	3.8%	41.8%
	Series B	8,838,802	(10)	86.3%
	Series C	7,294,682	(6)(8)(9)(10)(11)	6.4%

*	Less than one percent.

(1)	Includes 90,303 Series A shares, 204,566 Series B shares and 294,869 Series C shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 624,574 Series C shares held by a trust with respect to which Mr. Malone is the sole trustee and holder of a unitrust interest in the trust. Also includes 48,000 Series A shares, 110,148 Series B shares and 158,148 Series C shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts.

(3)	Includes shares pledged to the indicated entities in support of one or more lines of credit or margin accounts extended by such entities:

	No. of Shares Pledged		Entity Holding the Shares
Owner	Series A	Series C
John C. Malone	111,853	2,343,744	Merrill Lynch
John C. Malone	25,172	797,114	Fidelity Brokerage Services, LLC
Michael T. Fries	72,177	4,362	Wells Fargo Bank
J. David Wargo	442	667	UBS Financial Services, Inc.

(4)	Includes shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within 60 days of, March 31, 2011, as follows:

Owner	Series A	Series C
John P. Cole, Jr.	56,551	56,551
Miranda Curtis	189,229	189,229
John W. Dick	61,551	61,551
Michael T. Fries	972,217	772,217
Paul A. Gould	57,722	57,722
Richard R. Green	10,001	10,001
Larry E. Romrell	29,364	29,364
J.C. Sparkman	18,334	18,334
J. David Wargo	43,193	43,193
Charles H.R. Bracken	88,541	88,541
Bernard G. Dvorak	14,868	14,868
J. Shane O’Neill	14,864	14,864

(5)	Includes shares held in our 401(k) Plan as follows:

Owner	Series A	Series C
Michael T. Fries	1,977	5,543
Bernard G. Dvorak	510	4,100
W. Gene Musselman	1,873	5,361

(6)	Includes 679 Series A shares and 629 Series C shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership. Also includes 16 Series C shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership.

(7)	Includes the following securities held by Mr. Dvorak’s spouse, Amy Blair, as to which Mr. Dvorak has disclaimed beneficial ownership: (a) 27,592 Series A shares and 25,382 Series C shares; (b) 4,248 Series A shares and 4,248 Series C shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within 60 days of, March 31, 2011; and (c) 1,551 Series A shares and 5,198 Series C shares held in our 401(k) Plan.

(8)	Includes 209,898 Series A shares and 202,898 Series C shares underlying vested restricted share units, which represent the discounted number of shares to be issued to Mr. Musselman on June 30, 2011, for his earned award under the 2007 Senior Executive Performance Incentive Plan.

(9)	Includes 26,279 restricted Series A shares and 25,402 restricted Series C shares, none of which will vest within 60 days of March 31, 2011.

(10)	Includes 138,439 Series A shares, 314,714 Series B shares and 1,077,727 Series C shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements, as to which shares beneficial ownership of 138,439 Series A shares, 314,714 Series B shares and 453,153 Series C shares has been disclaimed.

(11)	Includes 1,871,164 Series A shares and 1,671,164 Series C shares that are subject to options, SARs or restricted share units, which were exercisable as of, or will be exercisable within 60 days of, March 31, 2011; 8,154 Series A shares and 36,533 Series C shares held by the 401(k) Plan; and 247,104 Series A shares and 3,222,281 Series C shares pledged in support of various lines of credit or margin accounts.

Certain accounts managed by Mr. Wargo hold 170,000 shares of Austar United Communications Ltd. (Austar), an Australian public company and one of our consolidated subsidiaries, representing less than 1% of Austar’s outstanding shares. Mr. Wargo disclaims beneficial ownership of these shares. Also, Mr. Dick holds 30,000 restricted shares of Austar, representing less than 1% of Austar’s outstanding shares.

Change in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year, or representations that no Forms 5 were required, we believe that, during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except the following were not timely filed: a Form 4 reporting the exercise of SARs by Ms. Blair and a Form 4 by Mr. Dvorak reporting the exercise of SARs by his spouse, Ms. Blair.

PROPOSAL 1—ELECTION OF DIRECTORS PROPOSAL

Board of Directors

Our board of directors currently consists of 11 directors, divided among three classes. Our Class III directors are Michael T. Fries, Paul A. Gould, John C. Malone and Larry E. Romrell. These directors are nominated for re-election to our board to continue to serve as Class III directors. We have been informed that each of Messrs. Fries, Gould, Malone and Romrell is willing to serve as a director of our company. The term of the Class III directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2014. Our Class I directors, whose term will expire at the annual meeting of our stockholders in the year 2012, are John P. Cole, Jr., Richard R. Green and David E. Rapley. Our Class II directors, whose term will expire at the annual meeting of our stockholders in the year 2013, are Miranda Curtis, John W. Dick, J.C. Sparkman and J. David Wargo.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, a substitute nominee will be designated by our board of directors.

We provide below biographical information with respect to the four nominees for election as directors and the seven directors of our company whose term of office will continue after the annual meeting, including the age of each person, the positions with our company or principal occupation of each person, individual skills and experiences, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of March 31, 2011, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management”. As indicated in the biographies, our board believes the skills and experiences of each of our nominees, as well as our other directors, qualify them to serve as one of our directors.

Vote and Recommendation

A plurality of the affirmative votes of our Series A shares and Series B shares that are entitled to vote and are voted, in person or by proxy, at the annual meeting, voting together as a single class, is required to elect Messrs. Fries, Gould, Malone and Romrell as Class III members of our board of directors.

Our board of directors recommends a vote “FOR” the election of each nominee to our board of directors.

Nominees for Election of Directors

Michael T. Fries, 48, has served as President, Chief Executive Officer and Vice Chairman of the Board of LGI since June 2005. He was Chief Executive Officer of UnitedGlobalCom, Inc. (UGC) from January 2004 until the businesses of UGC and LGI International, Inc. (LGI International) were combined under LGI.

Mr. Fries has nearly 25 years of experience in the media and telecommunications industry, starting with the investment banking division of PaineWebber Incorporated where he specialized in domestic and international transactions for media companies before joining the management team of UGC’s predecessor in 1990 shortly after its formation. As Senior Vice President, Business Development of UGC’s predecessor from 1990 to 1995, Mr. Fries was responsible for managing its global acquisitions and new business development functions, which included investing in, acquiring or launching multichannel distribution or programming businesses in over 20 countries around the world. From 1995 to 1998, he was President of the Asia/Pacific division and, among other duties, managed the formation and operational launch of Austar’s business and subsequent flotation of its stock. He was promoted to President and Chief Operating Officer in 1998 and Chief Executive Officer of UGC in 2004. During this period he oversaw UGC’s growth across all business units and geographic territories into a leading international broadband communications provider. He also managed UGC’s financial and strategic initiatives, including various transactions with Liberty Media Corporation (LMC) and LGI International from 1998 to 2005 that led up to and culminated in the formation of LGI.

In addition to serving as a director of UGC and its predecessor from 1999 to 2005, Mr. Fries was Chairman of the supervisory boards of two of its publicly held European subsidiaries, United Pan-Europe Communications NV (UPC) (1998 – 2003) and Priority Telecom NV (2002 – 2006). He also served as executive chairman of Austar from 1999 until 2003 and is currently non-executive chairman of Austar. Mr. Fries is a director of Cable Television Laboratories, Inc. (Cable Labs®), a non-profit cable television industry research and development consortium, The Cable Center, the non-profit educational arm of the U.S. cable industry, and various other non-profit and privately held corporate organizations. He serves as a governor for information technology and telecommunications at the World Economic Forum. Mr. Fries received his B.A. from Wesleyan University (where he is a member of the President’s Advisory Council) and his M.B.A. from Columbia University.

Mr. Fries’s significant executive experience building and managing international distribution and programming businesses, in-depth knowledge of all aspects of our current global business and responsibility for setting the strategic, financial and operational direction for our company contribute an insider’s perspective to our board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthen our board’s collective qualifications, skills and attributes.

Paul A. Gould, 65, has served as a director of LGI since June 2005 and is the chair of the audit committee and a member of the nominating and corporate governance committee of our board. He was a director of UGC from January 2004 until UGC’s business combination with our predecessor, LGI International.

Mr. Gould has nearly 40 years of experience in the investment banking industry. He is a Managing Director of Allen & Company, LLC, a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.

Mr. Gould is also an experienced board member, having served on the boards of several public companies, including DIRECTV (2009 – 2010), LMC (and its predecessor) (2001 – 2009), Discovery Holding Company (2005 – 2009), The DirecTV Group, Inc. (2009), On Command Corporation (2002 – 2003) and Sunburst Hospitality Corporation (1996 – 2001). Currently, he is a director of Ampco-Pittsburgh Corporation and Discovery Communications, Inc. His committee experience includes audit, executive, compensation, corporate governance and investment. In addition, Mr. Gould serves on the board of trustees of Cornell University, where he is a member of its executive committee and chair of its investment committee; serves as an overseer for Weill Cornell Medical College and serves on the boards of the Wildlife Conservation Society, where he is the chair of its investment committee, and the New School University. He is also a member of the advisory committee to the International Monetary Fund’s investment committee. He attended Cornell University and received his B.S. (Biochemistry) from Fairleigh Dickinson University.

Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contribute to our board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

John C. Malone, 70, has served as Chairman of the Board and a director of LGI since its inception and is a member of the executive committee of our board. He was President, Chief Executive Officer and Chairman of the Board of our predecessor, LGI International (formerly Liberty Media International, Inc.), from March 2004 to June 2005. Mr. Malone served as a director of UGC and its predecessors since November 1999.

Mr. Malone is an experienced business executive, having served as the Chief Executive Officer of Tele-Communications, Inc. (TCI) for over 25 years until its acquisition by AT&T Corporation in 1999. During that period, he successfully led TCI as it grew through acquisitions and construction into the largest multiple cable system operator in the United States, invested in and nurtured the development of unique cable television programming, including the Discovery Channel, QVC and Starz/Encore, expanded through joint ventures into international cable operations in the U.K. (Telewest Communications plc), Japan (Jupiter Telecommunications Co., Ltd. (J:COM)) and other countries, and invested in new technologies, including high speed internet, alternative telephony providers, wireless personal communications services and direct-to-home satellite.

Currently Mr. Malone is chairman of the board and a director of LMC, which owns interests in companies engaged in video and online commerce, media, communications and entertainment industries worldwide. He has held these positions with LMC and its predecessor companies since 1990 and was also Chief Executive Officer from August 2005 to February 2006. His other public directorships currently include Ascent Media Corporation, Discovery Communications, Inc., Expedia, Inc. and Sirius XM Radio, Inc. During the last five years, Mr. Malone was also a director of Live Nation Entertainment, Inc., where he was also interim chairman of the board (2010 – 2011), DIRECTV, where he was also chairman of the board (2009 – 2010), IAC/InterActiveCorp. (2006 – 2010), Discovery Holding Company (2005 – 2008), The DirecTV Group, Inc. (2008 – 2009) and The Bank of New York Company, Inc. (2005 – 2007).

Mr. Malone also serves on the boards of several non-profit companies, including CATO Institute and Nature Conservancy. He is chairman emeritus of Cable Labs® and served as director of the National Cable Television Association from 1974 to 1977 and 1980 to 1993. Mr. Malone holds a bachelor’s degree in electrical engineering and economics from Yale University and a master’s degree in industrial management and a Ph.D. in operations research from Johns Hopkins University.

Mr. Malone’s proven business acumen as a long time chief executive of large, complex organizations and his extensive knowledge and experience in the cable television and programming industries are a valuable resource to our board in evaluating the challenges and opportunities of our global business and our strategic planning and strengthen our board’s collective qualifications, skills and attributes.

Larry E. Romrell, 71, has served as a director of LGI since June 2005 and is a member of the compensation and nominating and corporate governance committees of our board. He was a director of our predecessor, LGI International, from May 2004 to June 2005. Mr. Romrell has over 30 years of experience in the telecommunications industry. He was an Executive Vice President of TCI from January 1994 to March 1999, when it was acquired by AT&T Corporation, and a Senior Vice President of TCI from 1991 to 1994. Prior to becoming an executive officer at TCI, Mr. Romrell was President and Chief Executive Officer of WestMarc Communications, Inc., a subsidiary of TCI engaged in the cable television and common carrier microwave communications businesses, and held various executive positions with that company (formerly known as Western Tele-Communications, Inc.) for almost 20 years, including when it was a separate public company. As an executive at TCI, Mr. Romrell oversaw TCI’s investments in and development of companies engaged in other telecommunications businesses, including At Home Corporation (@Home), a provider of high speed multimedia internet services, and Teleport Communications Group Inc. (TCG), a competitive local exchange carrier.

Mr. Romrell is an experienced public company board member, having served on the boards of Ascent Media Group, Inc. (and predecessor) (2000 – 2003), TV Guide, Inc. (and predecessor) (1996 – 2000), Arris Group, Inc. (2000 – 2003), General Communication Inc. (1980 – 2001), as well as @Home and TCG. He currently is a director of LMC, a position he has held with LMC and its predecessor since 2001, and serves on the audit and nominating and corporate governance committees of LMC’s board. Formerly, he was a member of the compensation committee of LMC’s board. Mr. Romrell is a member of the board of Volunteers of America, Colorado and involved in numerous philanthropic activities.

Mr. Romrell’s extensive business background and his particular knowledge and experience in telecommunications technology and board practices of other public companies contribute to our board’s consideration of operational and technological developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2012

John P. Cole, Jr., 81, has served as a director of LGI since June 2005 and is a member of the compensation and nominating and corporate governance committees of our board. He was a director of UGC (and its predecessors) from March 1998 until UGC’s business combination with our predecessor, LGI International. From February 1999 to September 2003, he was also a member of the supervisory board of UGC’s publicly held subsidiary, UPC. His prior public company board experience also included serving as a director of Century Communications Corp., at the time a large U.S. multiple cable system operator, from October 1997 to October 1999.

Mr. Cole has over 40 years of experience in U.S. legal/regulatory and government affairs. In 1966, he co-founded the Washington, D.C. law firm of Cole, Raywid and Braverman LLP, which specialized in all aspects of communications and media law. As a senior partner in the firm, Mr. Cole focused his legal expertise in the area of cable television regulation. Mr. Cole retired as a partner in 2007 following his firm’s merger with the law firm of Davis Wright Tremaine LLP. Mr. Cole is a graduate of Auburn University (B.S. Industrial Management) and George Washington University School of Law.

Mr. Cole’s significant executive and legal experience as a founder and long-time senior partner of a law firm, his more than 10 years of service as a director or supervisory board member of U.S. and international cable television companies and his particular knowledge and experience in cable television regulation contribute to our board’s consideration of legal and regulatory developments and risks in the countries in which we operate and strengthen our board’s collective qualifications, skills and attributes.

Richard R. Green, 73, has served as a director of LGI since December 2008 and is a member of the nominating and corporate governance committee of our board. For over 20 years, Mr. Green served as President and Chief Executive Officer of Cable Labs®, a non-profit cable television industry research and development consortium, before retiring in December 2009. While at Cable Labs®, Mr. Green oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. Prior to joining Cable Labs®, he was a Senior Vice President at PBS (1984 – 1988), where he was instrumental in establishing PBS as a leader in high definition television and digital audio transmission technology, and served as a Director of CBS’s Advanced Television Technology Laboratory (1980 – 1983), where he managed and produced the first high definition television programs in December 1981, among other accomplishments. Mr. Green is the author of over 55 technical papers on a variety of topics.

Mr. Green is a director of Shaw Communications, Inc. (Shaw), a telecommunications company based in Canada, and of Jones/NCTI, a Jones Knowledge Company, which is a workforce performance solutions company for individuals and broadband companies. He is also a member of the board of directors of several non-profit institutions, including the Society of Cable Telecommunications Engineers and the Space Science Institute, and he serves as an honorary board member of The Cable Center. In addition, he is a member of the Federal Communications Commission’s Technical Advisory Council, the American Association for the Advancement of Science, and a fellow of the Society of Motion Picture and Television Engineers. He previously was a member of the International Telecommunication Union, a United Nations consultative committee, charged with the responsibility for recommending worldwide standards for advanced television services, and past Chairman of Study Group 9 of such committee. Mr. Green received his B.S. (Physics) from Colorado College, his M.S. (Physics) from the State University of New York and a Ph.D. from the University of Washington, where he specialized in astrophysics.

Mr. Green’s extensive professional and executive background and his particular knowledge and experience in the complex and rapidly changing field of technology for broadband communications services contribute to our board’s evaluation of technological initiatives and challenges and strengthen our board’s collective qualifications, skills and attributes.

David E. Rapley, 69, has served as a director of LGI since June 2005 and is the chair of the nominating and corporate governance committee of our board. He was a director of our predecessor, LGI International, from May 2004 to June 2005.

Mr. Rapley has over 30 years of experience as a founder, executive, manager and, currently, as a director of various engineering firms. He founded Rapley Engineering in 1985 and, as its President and Chief Executive Officer, oversaw its development into a full service engineering firm at the time of its sale to VECO Corporation in 1998. Following the sale, Mr. Rapley served as Executive Vice President, Engineering of VECO, an Alaska-based firm providing engineering, design, construction and project management services to the energy, chemical and process industries domestically and internationally, until his retirement in December 2001. Currently, Mr. Rapley is a director and Vice Chairman of Merrick & Co., and chairman of the board of Merrick Canada ULC, both private firms providing engineering and other services to domestic and international clients. Mr. Rapley has authored technical papers on engineering processes and computer systems. He is a graduate of Hendon College of Technology (England), with a degree in mechanical engineering.

Mr. Rapley is also a director of LMC, a position he has held with LMC and its predecessor since 2002. He currently serves on the compensation committee and is the chairman of the nominating and corporate governance committee of LMC’s board. Formerly, he was a member of the audit committee of LMC’s board.

Mr. Rapley’s significant professional and business background as an engineer, entrepreneur and executive contributes to our board’s consideration of technological initiatives and challenges and strengthens our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2013

Miranda Curtis, 55, has served as a director of LGI since June 2010. Until March 31, 2010, Ms. Curtis was the President of our Liberty Global Japan division. She served as Senior Vice President of our predecessor, LGI International, and President of its Asia division from March 2004 to June 2005.

Ms. Curtis has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the U.K. cable industry. She joined the predecessor of our subsidiary, Liberty Media International Holdings, LLC (LMINT), in 1992 when it was formed as the international division of TCI. Thereafter she assumed executive positions of increasing responsibility at this company, with a primary focus on business development and the management of complex international distribution and content joint ventures. As Executive Vice President (1996 – 1999) and then President (1999 – 2004) of LMINT, she oversaw all cable and programming investments of TCI and subsequently LMC in Japan, the U.K. and Continental Europe. She was responsible for the negotiation, oversight and management of the joint venture with Sumitomo Corporation that led to the formation of J:COM, the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. Ms. Curtis’s employment with our company terminated following the sale of substantially all of our investments in Japan in February 2010.

Ms. Curtis’s public company board experiences include serving as a non-executive director of Telewest Communications plc (1998 – 2002), at the time the second largest multiple cable system operator in the U.K., Flextech plc (1998 – 2000), at the time a leading supplier of basic tier channels to the U.K. pay television market, and J:COM (2005 – March 2010). She was also a member of the compensation committee for each of Telewest Communications plc and J:COM. Currently, she is a director of National Express Group plc, a leading international public transport group. She is also a member of the Board of Governors of the Institute for Government, a non-profit organization in the U.K. working to increase government effectiveness. She is a graduate of the University of Durham, England.

Ms. Curtis’s significant business and executive background in the media and telecommunication industries and her particular knowledge and experience of all aspects of international cable television operations and content distribution contribute to our board’s consideration of operational developments and strategies and strengthen our board’s collective qualifications, skills and attributes.

John W. Dick, 73, has served as a director of LGI since June 2005 and is a member of the audit and the nominating and corporate governance committees of our board. He was a director of UGC from March 2003 until UGC’s business combination with our predecessor, LGI International. Prior to that, he was a member of the supervisory board of UGC’s publicly held subsidiary, UPC, from May 2001 to September 2003. Mr. Dick has over 40 years of experience as a founder, director and chairman of public and private companies in a variety of industries, including real estate, automotive, telecommunications, oil exploration and international shipping, based in a number of countries and regions, including the United States, Canada, Europe, Australia, Russia, China and Africa.

Currently, Mr. Dick serves as a director and non-executive chairman of the board of O3B Networks Ltd., a private company, which is building a new fiber-quality, satellite-based, global internet backbone connecting telecommunications operators and internet service providers in emerging markets with the networks of developed countries. He also serves as a director and member of the audit committee of Austar (April 2002 to present). Previously, Mr. Dick was a director and non-executive chairman of the board of Terracom Broadband, a private company that developed and operated a fiber-based internet network and a digital cellular network in Rwanda, and following its purchase by Terracom Broadband, of Rwandatel, the incumbent telephone company in Rwanda, until the sale of these companies in 2007. From 1984 to December 2007, he was also a director and non-executive chairman of the board of Hooper Industries Group, a privately held U.K. group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special bodied Rolls Royce and Bentley motorcars), Hooper Industries (China) (providing industrial products and components to Europe and the United States) and, until 2002, MetroCab UK (manufacturing London taxicabs) and Moscab (a joint venture with the Moscow city government to produce Metrocabs for Russia). Mr. Dick is a graduate of Wheaton College, Illinois (B.A. Political Science and Economics) and University of Toronto School of Law.

Mr. Dick’s extensive business background in a variety of industries and countries and his particular knowledge as an experienced board member in supervising the evaluation and development of business opportunities in international markets contribute to our board’s consideration of strategic options and strengthen our board’s collective qualifications, skills and attributes.

J.C. Sparkman, 78, has served as a director of LGI since June 2005 and is the chair of the compensation committee and a member of the nominating and corporate governance committee of our board. He was a director of our predecessor, LGI International, from November 2004 to June 2005. Mr. Sparkman has over 30 years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of TCI for eight years until his retirement in 1995. During his over 26 years with TCI, he held various management positions of increasing responsibility, overseeing TCI’s cable operations as that company grew through acquisitions, construction of new networks and expansion of existing networks into the largest multiple cable system operator in the United States at the time of his retirement. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally. He served as chairman of the board and Co-Chief Executive Officer of Broadband Services until December 2003.

Mr. Sparkman is an experienced public company board member. Since 1994, he has been a director of Shaw, and he is a member of the executive and human resources and compensation committees of Shaw’s board. He is also a director and member of the audit committee of Universal Electronics, Inc., a global leader in wireless control technology.

Mr. Sparkman’s significant background as an executive and board member and his particular knowledge and experience of all aspects of cable television operations contribute to our board’s consideration of operational developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

J. David Wargo, 57, has served as a director of LGI since June 2005 and is a member of the audit and nominating and corporate governance committees of our board. He was a director of our predecessor, LGI International, from May 2004 to June 2005. Mr. Wargo has over 30 years of experience in investment research, analysis and management. He is the founder and President of Wargo & Company, Inc., a private company specializing in investing in the communications industry since 1993. Prior to starting Wargo & Company, he was a managing director and senior analyst of The Putnam Companies (1989 – 1992), senior vice president and a partner in Marble Arch Partners (1985 – 1989) and senior analyst and a partner in State Street Research and Management Company (1978 – 1985). Mr. Wargo received his B.S. (Physics) and M.S. (Nuclear Engineering) from Massachusetts Institute of Technology and an M.B.A. from M.I.T.’s Sloan School of Management.

Mr. Wargo is also an experienced board member, having served on the boards of several public companies, including Discovery Holding Company (2005 – 2008), Fun Technologies Inc. (2007 – 2008), OpenTV Corp. (2002 – 2007), On Command Corporation (1998 – 2003), Gemstar-TV Guide International, Inc. (2000 – 2001) and TV Guide, Inc. (and predecessor) (1996 – 2000). He currently is a director of Discovery Communications, Inc., where he is also a member of the audit committee and chair of the nominating and corporate governance committee, and of Strayer Education, Inc., where he is a member of the audit committee. His committee experience includes audit, compensation and corporate governance committees.

Mr. Wargo’s extensive background in investment analysis and management and as a public company board member and his particular knowledge and experience of finance and capital markets contribute to our board’s consideration of our capital structure and evaluation of investment and financial opportunities and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

CORPORATE GOVERNANCE

Governance Guidelines

Our board has adopted corporate governance guidelines, which are available on our website at www.lgi.com. Under the guidelines, our independent directors meet privately at least twice a year in executive session. These executive sessions are generally held in conjunction with a regularly scheduled board meeting. The presiding director for these meetings is currently J.C. Sparkman, the chairman of the compensation committee. The role of presiding director rotates annually among our nominating and corporate governance committee chair, our audit committee chair and our compensation committee chair.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his capacity as a board member. To assist our board of directors in determining which of our directors qualify as independent for purposes of the Nasdaq Stock Market rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the Corporate Governance Rules of the Nasdaq Stock Market on the criteria for director independence.

Under these criteria, a director will not be deemed independent if such director:

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is, or, during the three years preceding the determination date (which period of three years we refer to as the Applicable Determination Period), was, an employee of LGI or any of our subsidiaries, or has an immediate family member who is or was during the Applicable Determination Period an executive officer of LGI or any of our subsidiaries;

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is, or has an immediate family member who is, an executive officer, partner or controlling shareholder of a company that made payments to or received payments from LGI for property or services in the current or any of the past three fiscal years, in an amount which exceeded the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year, other than payments solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

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accepted, or has an immediate family member who accepted, compensation in excess of $120,000 from LGI or any of our subsidiaries during any period of twelve consecutive months within the Applicable Determination Period, other than (a) compensation for board or board committee service, (b) compensation to an immediate family member who is a non-executive employee of LGI or any of our subsidiaries, or (c) benefits under a tax-qualified retirement plan or non-discretionary compensation;

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is, or has an immediate family member who is, a current partner of our external auditor or was a partner or employee with our external auditor who worked on our audit at any time during the Applicable Determination Period; or

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is, or has an immediate family member who is, employed as an executive officer by a company as to which any of our executive officers serves, or, during the Applicable Determination Period, served, as a member of the compensation committee of such other company.

In accordance with these criteria, our board of directors has determined that each of John P. Cole, Jr., John W. Dick, Paul A. Gould, Richard R. Green, David E. Rapley, Larry E. Romrell, J.C. Sparkman and J. David Wargo qualifies as an independent director of our company.

Board Leadership Structure

Our board of directors has the authority to determine whether the offices of Chairman of the Board and Chief Executive Officer should be held by the same or different persons. Since June 2005, these offices have been divided between John C. Malone and Michael T. Fries, respectively, and our board believes that this division continues to be appropriate for our company and its shareholders at this time. The separation of these two roles allows our Chief Executive Officer to focus his energies on actively directing the management of our global operations, including the development and execution of approved strategies and business plans, providing leadership to our executives and employees and representing our company to business partners, investors and the media. Our Chairman of the Board, with his extensive industry background and public company board experience, provides guidance to our Chief Executive Officer and strong leadership to our board in its consideration of strategic objectives and associated risks, oversight of our management’s and company’s performance, and monitoring of our corporate governance processes. Our Chairman also presides over meetings of our stockholders. We have no policy that requires the positions of chairman and chief executive officer to be separate or combined and we may reconsider our leadership structure from time to time based on the situation at that time.

Risk Oversight

Our management team is responsible for identifying and managing risk related to our company and its significant business activities. Our board of directors has oversight responsibility for the risk management process implemented by management. Our board, as a whole and through its committees, actively performs this role through regular briefings from and discussions with senior management and periodic in-depth sessions on specific topics. For certain risk topics as discussed below, a board committee will have initial responsibility for exercising this oversight role, with the chair of the relevant committee reporting to the full board as necessary or appropriate.

Full Board

At each regularly scheduled board meeting, our board receives reports from our Chief Executive Officer and other members of senior management with respect to their business unit or functional area, which include information relating to general and specific risks facing our company. For our business units, these reports will address, among other things, material business-specific risks, such as competitive challenges, regulatory initiatives and risks related to operational execution, as well as macro-economic and political risks. Functional area reports cover our capital structure, liquidity, foreign currency exposure, credit and equity market conditions, developments in technology, legal and regulatory compliance, and talent management and compensation programs. In-depth presentations are made by senior management in connection with our board’s consideration of acquisition opportunities and new strategic initiatives, which include a discussion of material risks to achieving the business case for the proposed transaction or project. Periodically, a more detailed review of a specific country of operation will be provided by the local management team or a specific topic of interest, such as technology developments, will be explored in greater depth, at a regularly scheduled or a special board meeting or during an off-site visit. Our board of directors also makes annual site visits to different countries in which we operate and has periodic strategy retreats with invited executive officers. Our senior management’s attendance at board meetings, the site visits and strategy retreats provide frequent opportunities for our directors to interact with members of our management team individually to understand and provide input on relevant risk exposures. Also, through its review of our strategies and objectives, budgets and business plans, our board of directors sets the direction for appropriate risk taking within our operations.

Committees

Each board committee considers and addresses risk as it performs its committee responsibilities and the individual committee chairpersons provide reports to the full board that may include a discussion of risks initially overseen by the committees.

Our audit committee has oversight responsibility for the qualifications and independence of our independent auditor, the performance of our internal audit function and the operation of our ethics compliance reporting process. In addition, our audit committee has oversight responsibility with respect to management’s processes and activities relating to the reliability and integrity of our accounting policies, financial reporting practices and financial statements. The senior officer of our internal audit and compliance group reports to the audit committee and assists the committee with its review of relevant risks within its oversight responsibility and of our internal controls. In particular, such group has the primary responsibility for evaluating management’s internal control over financial reporting, as well as responsibility for monitoring and testing our company-wide policies, procedures and internal controls for other compliance and operational risks included in the annual internal audit plan reviewed and approved by the audit committee. Senior officers of our finance and accounting groups attend all regularly scheduled audit committee meetings and either they or members of their teams provide in-depth reports on a periodic basis and when requested by the audit committee. Such reports include changes in accounting rules that may have a significant effect on our financial statements, tax planning and risks, and risks associated with liquidity, covenant compliance, currency and interest rate hedging positions and stability of counterparties. On an annual basis, such senior officers present to the committee a report on key financial statement risks, the level of such risks and how such risks are being monitored. The audit committee also receives reports on complaints received through our ethics compliance reporting process and the status of investigations into such complaints. Additional functions of the audit committee are described under “Committees of the Board of Directors—Audit Committee” below.

Our compensation committee reviews and either approves or recommends to the full board for its approval the compensation programs for our executive officers. It also administers, and approves equity grants and performance award programs under, the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) (the Incentive Plan). In fulfilling these duties, the compensation committee also has oversight responsibility with respect to risks related to the design and implementation of these programs and awards. To assist the compensation committee in discharging this responsibility, our global human resources group provides reports on the design and administration of incentive programs and the safeguards in effect to avoid encouraging unnecessary or excessive risk taking.

Our nominating and corporate governance committee has oversight responsibility with respect to risks related to our governance, including board and director performance and governance guidelines. It supervises annual evaluations of the performance of our board of directors and our individual director nominees. Each of our committees completes its own annual self-evaluation on performance and reports its findings to our full board when appropriate. Our nominating and corporate governance committee also conducts periodic reviews of our governance guidelines and, until 2011, assisted the full board in succession planning for our chief executive officer. In December 2010, our board established a succession planning committee to assist the full board in succession planning for our chief executive officer.

Risk Assessment of Compensation Programs

Consistent with SEC requirements, we assess annually our company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company taken as a whole. Our global human resources group reviewed the performance-based compensation programs for all corporate-level employees in our corporate offices in the U.S., the U.K. and the Netherlands and in our UPC Broadband and Latin America divisions and Chellomedia operating unit, and for our country-level managing directors and chief financial officers in our UPC Broadband division. It also reviewed over 100 annual bonus and sales/commission plans in place at our operating companies to identify the presence or lack of certain features that would impact organizational risk. Further, it analyzed total compensation costs (including salaries, commissions, bonuses, severance, fringe benefits and employee training and development costs) for each country of operation as a percentage of that country’s revenue. Finally, it reviewed its own policies and procedures for the administration and governance of these programs for corporate-level employees and for managing directors and chief financial officers in the UPC Broadband division, and related entity-level controls. The scope and results of this review were presented to the compensation committee of our board.

We believe that our approach of including a consolidated performance measure as one of the metrics in the annual bonus plan design for all executives, corporate-level employees and the country-level chief financial officers in our largest business division, together with our approach, for these employees as well as the country-level managing directors in the UPC Broadband division, to setting target goals based on approved budgets, providing for payouts at multiple levels of performance, capping payouts at reasonable levels of overperformance, and evaluating performance results assist in our efforts to mitigate excessive risk-taking. Further, our executive officers and key employees also participate in longer-term performance incentive programs for which the financial performance metric is solely based on a consolidated performance metric, which is different from (but complimentary to) the performance metrics used in their annual bonus plans, thus ensuring their focus on balanced performance and longer-term company-wide goals. These longer-term performance incentive programs also include recoupment provisions in the event of financial statement restatements. Grants of conventional equity awards with their multi-year vesting also provide a balance to the short-term incentives in annual performance bonus programs. Furthermore, our compensation governance processes, including the active management of senior manager compensation by our global human resources group and oversight and approval by our compensation committee of our executive officers’ compensation, together with our budget approval and monitoring processes, which include all compensation costs, and other internal controls, provide additional assurance of our company’s ability to identify and manage material risks from incentive compensation arrangements.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our chief executive and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). Both codes are available on our website at www.lgi.com.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from our stockholders will be forwarded to our directors on a timely basis.

Committees of the Board of Directors

Information with respect to each of the current committees of our board of directors is provided below. Our board may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board, subject to applicable law.

Audit Committee

Our board of directors has established an audit committee, whose members are John W. Dick, Paul A. Gould (chairman) and J. David Wargo. Our board of directors has determined that Messrs. Gould, Dick and Wargo are independent, as independence for audit committee members is defined in the Nasdaq Stock Market rules as well as the rules and regulations adopted by the SEC relating to independence of audit committee members. In addition, our board of directors has determined that more than one member of the committee, including its chairman, Mr. Gould, qualifies as an “audit committee financial expert” under applicable SEC rules and regulations. A description of their respective experiences is set forth under “Proposal 1—Election of Directors Proposal” above.

The audit committee reviews and monitors our corporate financial reporting and our internal and external audits. The audit committee’s functions include:

¡	appointing and, if necessary, replacing our independent auditors;

¡	reviewing and approving in advance the scope and the fees of all auditing services, and all permissible non-auditing services, to be performed by our independent auditors;

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reviewing our annual audited financial statements with our management and our independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

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overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services, including holding quarterly meetings to review our quarterly reports, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, reviewing with our independent auditors any audit related problems or difficulties and the response of our management, and addressing other general oversight issues;

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reviewing and discussing with management and our independent auditors issues regarding accounting principles, effectiveness of internal controls, financial reporting, regulatory and accounting initiatives and quarterly press releases;

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overseeing the maintenance of an internal audit function, discussing with our independent auditors, the internal auditor and our management, as appropriate, the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with our management to ensure that the issues associated with such results and findings are addressed;

¡	discussing with management financial risk exposure and risk management policies;

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reviewing disclosures by our certifying officers on any significant deficiencies or material weaknesses in the design or operation of our internal controls and any fraud involving persons who have a significant role in our internal controls;

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overseeing management’s processes and activities with respect to confirming compliance with applicable securities laws and SEC and Nasdaq Stock Market rules relating to our accounting and financial reporting process and the audit of our financial statements;

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establishing procedures for the consideration of alleged violations of the code of business conduct and the code of ethics adopted by our board and for the reporting and disclosure of violations of or waivers under such codes;

¡	establishing procedures for receipt, retention and treatment of complaints on accounting, internal accounting controls or audit matters; and

¡	preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.lgi.com. In addition to the foregoing, as provided in our code of business conduct referenced above, the audit committee or another independent body of our board must review and approve any related party transaction for which disclosure is required under SEC rules. Our audit committee performs this duty with respect to related party transactions in which an executive officer has a direct or indirect interest.

Compensation Committee

Our board of directors has established a compensation committee, whose members are John P. Cole, Jr., Larry E. Romrell and J.C. Sparkman (chairman). See “—Director Independence” above. Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.lgi.com. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of the responsibilities of the compensation committee on matters related to executive compensation and administration of the Incentive Plan.

As stated in its charter, the compensation committee has the authority to engage its own compensation consultants and other independent advisors. In 2010, the compensation committee retained Deloitte Consulting LLP (Deloitte) as its compensation consultant and directed it with respect to the various compensation analyses it performed as described under “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation”. We paid $96,319 to Deloitte for its services for the compensation committee. Deloitte is one of several member firms of Deloitte Touche Tohmatsu Limited (DTTL), a United Kingdom private company limited by guarantee. Each member firm of DTTL, including Deloitte, is a legally separate and independent entity. Such member firms provide services in their respective geographic areas and are subject to the laws and professional regulations of such geographic area. The member firms of DTTL offer a broad range of audit, consulting, financial advisory, risk and tax services, as well as compensation related services, in the global market. As a result, our operations use a number of other DTTL member firms for non-compensation related services. In 2010, these firms provided tax, audit and financial advisory services to LGI and several of its subsidiaries, for which we paid an aggregate of $3,194,192. All of the non-compensation related services provided by these other member firms of DTTL were performed at the direction of management without oversight or approval by our board or compensation committee, as these services were rendered in the ordinary course of business and were not material in scope or nature. Our compensation committee was aware that other DTTL member firms performed non-compensation related services to us at the time it engaged Deloitte.

Compensation Committee Interlocks and Insider Participation

During 2010, none of the members of our compensation committee was an officer or employee of our company or any of our subsidiaries, was formerly an officer of our company or any of our subsidiaries, or had any relationship requiring disclosure under the securities laws.

Executive Committee

Our board of directors has established an executive committee, whose members are Michael T. Fries and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware or limited by our board of directors, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs between board meetings, including the power and authority to authorize the issuance of shares of our capital stock.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose members are John P. Cole, Jr., John W. Dick, Paul A. Gould, Richard R. Green, David E. Rapley (chairman), Larry E. Romrell, J.C. Sparkman and J. David Wargo. See “—Director Independence” above. The nominating and corporate governance committee identifies and recommends persons as nominees to our board of directors. As stated above, it also reviews from time to time the corporate governance guidelines applicable to us and oversees the evaluation of our board of directors and makes recommendations to our board, as it may deem appropriate.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder, provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Global, Inc., 12300 Liberty Boulevard, Englewood,

Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and contain the following information:

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the proposing stockholder’s name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

¡	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

¡	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

¡	a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

¡	a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

¡	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and should be committed to our long-term interests and the interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

¡	independence from management;

¡	education and professional background;

¡	judgment, skill and reputation;

¡	understanding of our business and the markets in which we operate;

¡	expertise that is useful to us and complementary to the expertise of our other directors;

¡	existing commitments to other businesses as a director, executive or owner;

¡	personal conflicts of interest, if any; and

¡	the size and composition of our existing board of directors.

The nominating and corporate governance committee does not have a formal policy on diversity. It does, however, consider whether the nominee has personal capabilities and qualifications that contribute to the overall diversity of our board. For this purpose, the committee construes diversity broadly to include a variety of perspectives, opinions, professional backgrounds and experiences.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to our full board that candidate’s appointment or election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider, in addition to the foregoing criteria, the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

Based on the foregoing considerations, the nominating and corporate governance committee determined to recommend Messrs. Fries, Gould, Malone and Romrell for nomination for re-election to our board.

Our board of directors has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lgi.com.

Succession Planning Committee

At its meeting in December 2010, our board created a succession planning committee to assist the full board in succession planning for our chief executive officer. The responsibilities of the succession planning committee include the development of candidate profiles and qualifications, the identification and evaluation of potential internal candidates and opportunities for their development, the evaluation of potential external candidates and annual reporting to the full board on the results of its work. Our chief executive officer will collaborate with the succession planning committee in the performance of its functions. Members of the succession planning committee are our chairman of the board and the chairs of each of the audit, compensation and nominating and corporate governance committees. Our board of directors has adopted a written charter for the succession planning committee, which is available on our website at www.lgi.com.

Board Meetings

During 2010, there were seven meetings of our full board of directors, nine meetings of our compensation committee, eight meetings of our audit committee and three meetings of our nominating and corporate governance committee. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our board and each committee on which he served (during the period during which he served on our board or such committee) in the aggregate.

Director Attendance at Annual Meetings

Our board of directors encourages all members to attend each annual meeting of our stockholders. For our annual meeting in 2010, seven of our 10 board members attended such annual meeting of stockholders in person or via teleconference. Immediately following such annual meeting, our board increased to 11 members.

Executive Sessions

The independent directors of LGI held two executive sessions without the participation of management during 2010.

MANAGEMENT OF LIBERTY GLOBAL, INC.

Executive Officers

The following lists the executive officers of our company, their ages and a description of their business experience, including positions held with LGI.

Name	Positions
Amy M. Blair, 45	Senior Vice President, Global Human Resources since June 2005. Ms. Blair served as Managing Director of Human Resources for UGC Europe, Inc., now known as Liberty Global Europe, Inc. (UGC Europe), from January 2004 to June 2005, and as Vice President, Operations Management of UGC Europe’s predecessors from July 1999 to January 2004.

Charles H.R. Bracken, 44	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Financial Officer) since June 2005. Mr. Bracken has served as a Co-Chief Financial Officer of UGC since February 2004 and is an officer of various other of our subsidiaries. He also served as the Chief Financial Officer of UGC Europe and its predecessors from November 1999 to June 2005. Mr. Bracken is a director of our subsidiary Telenet Group Holding NV, a Belgian public limited liability company (Telenet).

Bernard G. Dvorak, 51	Senior Vice President since April 2005 and Co-Chief Financial Officer (Principal Accounting Officer) since June 2005. In addition, Mr. Dvorak has served as an officer of various subsidiaries of LGI, including LGI International, since March 2004. Mr. Dvorak is a director of Telenet.

Michael T. Fries, 48	President, Chief Executive Officer and Vice Chairman of the Board of LGI since June 2005. Mr. Fries served as Chief Executive Officer of UGC from January 2004 to June 2005. Mr. Fries has served as a director of UGC and its predecessors since November 1999 and as President of UGC and its predecessors since September 1998. Mr. Fries has served in an executive capacity at LGI, UGC and its predecessors for 20 years. Mr. Fries is a director and non-executive chairman of the board of Austar.

Diederik Karsten, 54	Managing Director, European Broadband Operations since January 2011. Mr. Karsten served as Managing Director of our subsidiary, UPC Nederland BV, from July 2004 to December 2010, where he was responsible for our broadband operations in the Netherlands. Prior to joining UPC Nederland BV, he served as chief executive officer of KPN Mobile, overseeing mobile telephony operations in the Netherlands, Germany, Belgium and other countries. Mr. Karsten is a director of Telenet.

Robert M. Leighton, 55	Senior Vice President, Programming since July 2007. Prior to joining our company, Mr. Leighton served as a consultant on a variety of programming matters for various companies, including LGI, from January 2005 to July 2007. In 1998, Mr. Leighton joined Starz Encore Group LLC (now known as Starz Entertainment LLC), a pay television provider in the United States, and served as a Senior Vice President until June 2004, and as Executive Vice President from June 2004 to January 2005.

Name	Positions

John C. Malone, 70	Chairman of the Board and a director of LGI since inception. Mr. Malone served as President, Chief Executive Officer and Chairman of the Board of LGI International from March 2004 to June 2005, and as a director thereof since March 2004. Mr. Malone has served as a director of UGC and its predecessors since November 1999. Mr. Malone has served as chairman of the board and a director of LMC, including its predecessors, since 1990 and Chief Executive Officer of LMC from August 2005 to February 2006. Mr. Malone is also a director of Discovery Communications, Inc., Sirius XM Radio Inc., Ascent Media Corporation and Expedia, Inc.

Elizabeth M. Markowski, 62	Secretary since the formation of our company in January 2005, Senior Vice President since April 2005 and General Counsel since June 2005. She also serves in similar positions with various subsidiaries of LGI, including LGI International, since March 2004. Ms. Markowski served as a Senior Vice President of LMC from November 2000 through December 2004. Prior to joining LMC, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P. for more than five years.

Balan Nair, 45	Senior Vice President and Chief Technology Officer since July 2007. Prior to joining our company, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair is a director of Austar, Telenet and Adtran Corp.

J. Shane O’Neill, 50	Senior Vice President and Chief Strategy Officer since June 2005. Mr. O’Neill is also President of our Chellomedia operating unit and is an officer of various other of our European subsidiaries. Mr. O’Neill served as Chief Strategy Officer of UGC Europe and its predecessors from June 2000 to June 2005. Mr. O’Neill is a director of Austar and Telenet.

Mauricio Ramos, 42	President of our Liberty Global Latin America division since September 2005, where he is responsible for our operations in Puerto Rico and Latin America. He also assumed the positions of President of our wholly-owned subsidiary, Liberty Cablevision of Puerto Rico Ltd., in December 2005, and Chief Executive Officer of our majority-owned subsidiary, VTR, in November 2006. Mr. Ramos served as Chief Financial Officer of our Liberty Global Latin America division from June 2005 to September 2005. Mr. Ramos served as Vice President, Business Development for the Latin America division of UGC from March 2000 to June 2005.

Frederick G. Westerman III, 45	Senior Vice President, Investor Relations and Corporate Communications since June 2005. Mr. Westerman served as Chief Financial Officer of UGC and its predecessors from June 1999 to February 2004 and as UGC’s Co-Chief Financial Officer from February 2004 to June 2005.

The executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, resignation, disqualification or removal from office. Ms. Blair and Mr. Dvorak are married. There are no other family relationships between any of our directors and executive officers, by blood, marriage or adoption.

Involvement in Certain Proceedings

During the past 10 years, none of our directors or executive officers was convicted in a criminal proceeding (excluding traffic violations or other minor offenses) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement or were subsequently reversed, suspended or vacated) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, laws respecting financial institutions or insurance companies, or laws prohibiting fraud, or was a party in any proceeding adverse to our company.

Except as stated below, during the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

On January 12, 2004, UGC’s predecessor (Old UGC) filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On November 10, 2004, the U.S. Bankruptcy Court confirmed Old UGC’s pre-negotiated plan of reorganization with UGC and IDT United LLC (in which UGC had an approximate 94% fully diluted interest and 33% common equity interest), which included the terms for restructuring of Old UGC’s outstanding 10.75% Senior Discount Notes. Old UGC and IDT United owned all but approximately $25,000,000 or 2% of such Notes. Old UGC emerged from the Chapter 11 proceedings on November 18, 2004. Until August 2003, Mr. Fries was the President of Old UGC.

On December 3, 2002, UGC’s then indirect subsidiary UPC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, together with a pre-negotiated plan of reorganization, in the United States District Court of the Southern District of New York. In conjunction with such filing, also on December 3, 2002, UPC commenced a moratorium of payments in the Netherlands under Dutch bankruptcy law with the filing of a proposed plan of compulsory composition or the “Akkoord” with the Amsterdam Court (Rechtbank) under the Dutch Faillissementswet. These actions were completed on September 3, 2003, when UGC Europe acquired more than 99% of the stock of, and became a successor issuer to, UPC. UPC subsequently merged into our subsidiary, Liberty Global Europe Holding BV. Messrs. Fries, Cole and Dick were members of UPC’s supervisory board.

On March 29, 2002, United Australia/Pacific, Inc. (UAP), then a subsidiary of UGC, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of New York. UAP’s reorganization closed on June 27, 2003, and UAP has since dissolved. Until February 11, 2002, Mr. Fries was a director and the President of UAP. Following the resignation of Mr. Fries, Mr. Westerman became President of UAP.

On March 28, 2001, an involuntary petition under Chapter 7 of the U.S. Bankruptcy Code was filed against Formus Communications, Inc. in the U.S. Bankruptcy Court for the District of Colorado. Such bankruptcy action was subsequently converted to a reorganization under Chapter 11 and closed on January 19, 2005. Mr. Dvorak was a director and Chief Executive Officer of Formus Communications, Inc. from September 2000 until June 2002.

EXECUTIVE COMPENSATION

We are the leading international cable operator, offering advanced video, voice and broadband internet services to connect our customers to the world of entertainment, communications and information. As of December 31, 2010, our 17.6 million customers in 14 countries, primarily located in Europe, subscribed to 27.8 million services, consisting of 16.8 million video, 6.4 million broadband internet and 4.6 million telephony service subscriptions. Our businesses operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive stockholder value through strong organic growth, accretive mergers and acquisitions and prudent capital structure management.

In this section, we provide information, and a discussion and analysis relating to the compensation of Michael T. Fries, our chief executive officer or CEO; Charles H.R. Bracken, our principal financial officer; and our three other most highly compensated executive officers at the end of 2010: Bernard G. Dvorak, our principal accounting officer, J. Shane O’Neill, our chief strategy officer and president of our Chellomedia operating unit; and W. Gene Musselman, formerly president and chief operating officer of our UPC Broadband division, which is our largest operating division. We refer to these individuals as our named executive officers or NEOs.

Compensation Discussion and Analysis

Overview of Compensation Process

The compensation committee of our board of directors was established for the purposes of assisting our board in discharging its duties relating to compensation of our executive officers and of administering our incentive plans. In furtherance of its purposes, our compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of our compensation committee reports to our board of directors on annual compensation decisions and on the administration of existing and development of new programs. The members of our compensation committee are “independent directors” (as defined under the Nasdaq Stock Market rules), “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act) and “outside directors” (as defined in Section 162(m) (Section 162(m) of the Internal Revenue Code of 1986 and the regulations and interpretations promulgated thereunder (the Code)).

All compensation decisions with respect to our executive officers, including our NEOs, are made by our compensation committee. Decisions with respect to our CEO’s compensation are made in private sessions of the committee without the presence of management. Our CEO is actively engaged in compensation decisions for our other executive officers in a variety of ways, including recommending annual salary increases, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our Human Resources and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee for its consideration data and legal, tax and accounting analyses relevant to compensation and benefit decisions.

In making its compensation decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the committee’s own evaluation of company and NEO performance. From time to time, however, the committee will retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data.

Compensation Philosophy and Goals

The compensation committee has two primary objectives with respect to executive compensation—motivation and retention—with the ultimate goal of long-term value creation for our stockholders.

¡	To motivate our executives to maximize their contributions to the success of our company, we

•	establish a mix of financial performance objectives based on our annual budgets and our medium-term outlook to balance short- and long-term goals and risks,

•	establish individual performance objectives tailored to each executive’s role in our company to ensure individual accountability, and

•	pay for performance that meets or exceeds the established objectives.

¡	To ensure that we are able to attract and retain superior employees in key positions, we

•	offer compensation that we believe is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent, and

•	include vesting requirements and forfeiture provisions in our multi-year equity awards, including a service period during which earned performance awards are subject to forfeiture.

¡	To align our executives’ interests with those of our stockholders, we

•	emphasize long-term compensation, the actual value of which depends on increasing the stock value for our stockholders, as well as meeting financial and individual performance objectives, and

•

require our executive officers to achieve and maintain significant levels of stock ownership, further linking our executives’ personal net worth to long-term stock price appreciation for our stockholders.

Setting Executive Compensation

To achieve the foregoing compensation objectives, the compensation packages provided to our executive officers, including our NEOs, include three main components: base salary, annual cash performance awards and multi-year equity incentive awards. In addition, certain executive officers and key employees may participate in our deferred compensation plan. Consistent with past practice, the three main components of compensation were also made available during 2010 to approximately 282 employees in the United States, Europe and other countries. The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.

For our executive officers, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of the executives’ roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with stockholders’ interests. As illustrated below based on 2010 compensation, the compensation committee’s objective is for a substantial majority of each executive officer’s total direct compensation (that is, base salary plus maximum annual cash performance award plus target annual equity incentive) to be comprised of the target value of his or her multi-year equity incentive awards.

Total Direct Compensation Opportunity

In approving the level of each compensation element for our executive officers, the compensation committee considers a number of factors, including:

¡	the responsibilities assumed by the individual executive and the significance of his role to achievement of our financial, strategic and operational objectives;

¡	the experience, overall effectiveness and demonstrated leadership ability of the individual executive;

¡	the performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance; and

¡	retention risks at specific points in time with respect to individual executives.

In preparation for its 2010 compensation decisions, the compensation committee retained Deloitte as its compensation consultant and directed it with respect to the various compensation analyses it performed. See “Corporate Governance—Committees of the Board of Directors—Compensation Committee” above. Deloitte does not recommend or determine the amount or form of executive compensation. It was requested by the compensation committee to (1) review a proposed new approach to the equity incentive award component of our executive officers’ compensation packages under consideration by the compensation committee, (2) review the total direct compensation levels proposed for each of our NEOs, and (3) provide its comments and observations, together with a comparative analysis based on proxy information for a comparator group of companies, for discussion by the committee. The compensation committee provided Deloitte with an initial list of companies for the comparator group and the chair of the committee worked with Deloitte to refine the list by removing certain companies that were either non-U.S. companies or no longer publicly traded and substituting others recommended by Deloitte as being an appropriate industry fit with our company.

The final comparator group of 13 companies was comprised of:

Cablevision Systems Corporation	The DIRECTV Group, Inc.	SIRIUS XM Radio Inc.

CC Media Holdings, Inc.	Discovery Communications, Inc.	Time Warner Cable, Inc.

Centurytel, Inc.	Liberty Media Corporation	Virgin Media, Inc.

Charter Communications Inc.	Qwest Communications International, Inc.

Comcast Corporation	Scripps Networks Interactive, Inc.

The compensation committee does not target compensation levels at any particular percentile of the comparator group. In adjusting our CEO’s maximum annual cash performance award for 2010 and setting his and our NEOs’ target annual equity incentives, however, the committee did consider the comparative pay data provided by Deloitte. Unlike the companies in the comparator group, we do not set target amounts for our annual cash performance awards. Therefore, we assumed for comparative purposes a target annual award for each NEO equal to 50% of their respective maximum achievable annual awards. On this basis, the committee concluded that the target total cash compensation (that is, base salary plus target annual cash performance award) proposed for our CEO would approximate the 25th percentile of the comparator group and his proposed target total direct compensation (that is, base salary plus target annual cash performance award plus target annual equity incentive) would approximate the 60th percentile. Based on the last twelve (12) months of reported revenue and current market capitalization as of March 8, 2010, our percentile rank with respect to the comparator group was at the 69th percentile for revenue and 42nd percentile for market capitalization. For our other NEOs, although their target total direct compensation in the aggregate was slightly above the 75th percentile, their target total cash compensation in the aggregate would be below the median and their mix of pay placed significantly more emphasis on long-term compensation and performance-vested awards than the comparator group on average. The compensation committee was comfortable with these percentiles.

Elements of Our Compensation Packages

The implementation of our compensation approach—generally and for 2010 specifically—is described below.

Base Salary

General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge and experience. The base salary levels of our executive officers were initially set in 2005, taking into account each executive’s salary level prior to the business combination of LGI International and UGC, as well as the factors referenced above. Decisions with respect to increases in base salaries for our executive officers subsequent to 2005 have been based on company-wide budgets and increases in the cost of living.

2010 Base Salaries. In December 2009, following our board’s approval of the 2010 consolidated budget, our compensation committee approved a 3% increase in the base salaries of each of our executive officers, including our NEOs. This percentage increase was consistent with the budget authorization given to each of our department and business unit heads for aggregate salary increases for U.S. and European employees in their department or unit. The actual percentage salary increase varied among employees, other than our executive officers, as determined by their department or business unit head. Our NEOs’ base salaries for 2010 are reflected in the “Salary” column of the Summary Compensation Table below.

2011 Base Salaries. For 2011, our compensation committee accepted our CEO’s recommendation that base salaries remain the same for our executive officers. The 2011 budget authorization for base salary increases for U.S. and European employees was 2.5%.

Annual Cash Performance Awards

General. Annual cash performance awards pursuant to the Incentive Plan are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.

At its first regular meeting following the end of each fiscal year, the compensation committee reviews with our CEO the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other executive officers participating in the prior year’s annual cash performance award program and his recommendations with respect to their performance awards. The compensation committee determines whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which is a precondition to the payment of any award to our named executive officers, and determines the percentage of the financial performance metric(s) that has been achieved.

It then determines, in a private session, whether our CEO has met his individual performance goals for the year, his resulting annual performance rating, and the amount to be paid to him with respect to his performance award. The compensation committee also approves the amount to be paid to the other participants in the program, including our other NEOs, with respect to their performance awards. Generally at the same meeting, the compensation committee approves the terms of the annual cash performance award program for the current year, including, in a private session, the maximum achievable performance award and individual performance goals for our CEO for the coming year.

Design of 2010 Annual Award Program. The key elements of the design of the 2010 annual cash performance award program (2010 Annual Award Program) approved by the compensation committee in February 2010 were:

¡

Sixty percent of each participant’s maximum achievable performance award was based on achievement against financial performance metrics and 40% was based on individual achievement against defined performance goals.

¡	Two equally weighted financial performance metrics were used:

•	2010 budgeted revenue growth on a consolidated basis and, if applicable, operating unit basis; and

•	2010 budgeted operating free cash flow, or OFCF, growth on a consolidated basis and, if applicable, operating unit basis.

¡	The base performance objective for our NEOs required that either 40% of 2010 consolidated budgeted revenue growth or 40% of 2010 consolidated budgeted OFCF growth be achieved.

For purposes of the 2010 Annual Award Program, OFCF was defined as operating cash flow minus cash capital expenditures. The definition of operating cash flow, or OCF, which is the primary measure used by our board and management to evaluate our company’s operating performance and a key factor that is used to decide how to allocate capital and resources to our operating segments, was consistent with our definition of this term for public disclosure purposes: revenue less operating and selling, general and administrative expenses (excluding depreciation and amortization, stock-based compensation, provisions for litigation, and impairment, restructuring and other operating charges or credits).

The payout schedule for each financial performance metric was based on a sliding schedule. A performance range from 50% to 100% of the budgeted growth for a particular metric would generally result in a payout ranging from 0% to 100% of the portion of the maximum achievable award allocated to that metric. Budgeted growth was determined by comparing actual 2009 results for the applicable metric to the amount budgeted for that metric in the 2010 consolidated and operating unit budgets approved by our board, and then translating the percentages of budgeted growth into corresponding percentages of the budgeted amounts for such metric. By way of example, to achieve 55% of 2010 consolidated budgeted revenue growth, 2010 actual consolidated revenue would have to exceed 97.0% of 2010 budgeted consolidated revenue, as the budget may be adjusted in accordance with the terms of the 2010 Annual Award Program. In the case of our Chellomedia operating unit, the 2010 budget did not reflect growth in OFCF so an alternative payout schedule for the OFCF performance metric was approved by the compensation committee for that operating unit. The payout schedule for the 40% of each participant’s maximum achievable performance award allocated to individual performance was based on the annual performance rating received on a scale of 1.0 to 5.0, with a minimum rating of 3.0 required for any amount to be payable with respect to this portion of the award.

In approving the design of the 2010 Annual Award Program, which varied from prior years, the compensation committee considered the following:

¡	Weighting financial performance metrics more heavily than individual performance goals should serve to reduce the level of subjectivity in determining final awards.

¡

Using two equally weighted financial metrics (budgeted revenue and OFCF growth), rather than a single metric, would provide incentives to drive revenue growth while controlling operating costs and capital expenditures.

¡	Including consolidated financial performance metrics for all participants, including those with operating unit responsibility, would serve to mitigate potential organizational risks.

¡

By establishing a base performance objective as a gating factor for any award to the NEOs, the payment of awards would qualify as performance-based compensation under Section 162(m). There could be no assurance that the objective would be achieved, particularly in light of the increasingly competitive environment in which we operate.

The maximum amount that each NEO could earn under the 2010 Annual Award Program approved by the compensation committee was unchanged from 2009 for all executives other than Mr. Fries, whose maximum achievable performance award was increased from $1.6 million to $3.0 million. The compensation committee did not establish target amounts payable.

2010 Performance. At its meeting in February 2011, the compensation committee reviewed actual 2010 revenue and OFCF versus our budgeted 2010 revenue and OFCF, as adjusted for unbudgeted acquisitions and dispositions and for consistency with 2010 foreign exchange rate translations, and determined that the base performance objective had been exceeded.

The compensation committee then considered whether to exercise its discretion to reduce the amount payable to any of our NEOs. The exercise of the compensation committee’s discretion was in each case based on its assessment of our 2010 financial performance and the individual named executive officer’s performance overall and as compared to his or her 2010 performance goals, taking into account the payout schedules for financial and individual performance.

The compensation committee first considered the percentage of budgeted revenue and budgeted OFCF achieved in 2010 at the consolidated and operating unit level and the percentage growth such amounts represented. For this purpose, the 2010 budget was adjusted as described above and for certain other unbudgeted events that the compensation committee, in its discretion, determined distorted performance against the performance metrics. These events included the Chilean earthquake, our new mobile initiative in Chile, and a tax on revenue of Hungarian telecommunications companies that was imposed retroactively to January 1, 2010, in the fourth quarter of 2010. Applying consistent foreign exchange rates, the net effect of all the adjustments for acquisitions, dispositions and other unbudgeted events was to increase budgeted revenue and OFCF on a consolidated basis and for our UPC Broadband division and Chellomedia operating unit, and to decrease budgeted revenue and OFCF for our Latin America division. Actual 2010 OFCF exceeded the budgeted amounts on a consolidated basis and at each operating unit. Actual 2010 revenue of our consolidated company and of each operating unit, other than Chellomedia, however, was less than budgeted. Over 98% of budgeted revenue was achieved on a consolidated basis and by our UPC Broadband and Latin America divisions, representing over 60% but less than 80% of budgeted revenue growth. Based on these results and the relevant payout schedules, the compensation committee approved payment of the percentages of the 60% of each NEO’s maximum achievable award allocated to the financial performance metrics set forth in the table on page 36.

With respect to the remaining 40% of the maximum achievable awards allocated to individual performance, the compensation committee considered each NEO’s performance against individual performance goals. The individual performance goals consisted of numerous qualitative measures, which included strategic, financial, transactional, organizational and/or operational goals tailored to the individual’s role within the company. In making its decision as to individual annual performance ratings, the compensation committee did not apply any particular weighting across the individual performance goals or relative to other considerations, nor did it require that the executive satisfy each of his goals.

Our CEO’s performance goals were organized around four main themes: key operating budget targets and operational initiatives; liquidity, leverage and capital structure targets and initiatives; acquisition and disposition opportunities; and core initiatives for each functional group. In its evaluation of his 2010 performance, the compensation committee noted that most of Mr. Fries’s performance goals were largely achieved and many were exceeded, including the following:

¡

Key operational initiatives were met or exceeded. These included, among other things, achieving budgeted penetration rates for HD and DVR and the launch of video on demand services in budgeted markets; the continued rollout of ultra high-speed internet service to all budgeted homes; meeting budget and timelines on key technology/product initiatives; achieving budgeted procurement savings in capital expenditures and operating expenses; and achieving integration synergy targets and other operational and strategic goals set for the acquisition of Unitymedia GmbH, the second largest cable operator in Germany, which closed in late January 2010.

¡	We ended the year with $5.3 billion in consolidated liquidity and $2.6 billion of cash at the parent and its non-operating subsidiaries.

¡	Approximately $6.0 billion in debt was refinanced or extended, and over $1.0 billion of new money was raised. The average life of our consolidated debt at year end was 6.7 years.

¡	Approximately $900 million of stock was repurchased and our stock price increased by approximately 60% in 2010.

¡

Numerous acquisition/disposal opportunities were evaluated, leading to the signing of acquisition agreements for, among others, Aster Sp. z.o.o. (Aster), one of Poland’s leading cable operators, in December 2010 and ultimately for Kabel BW Erste Berteiligungs GmbH (KBW), the third largest cable operator in Germany, in March 2011. Several small in-fill acquisitions and technology investments were also completed.

¡

Key functional initiatives, including with respect to enterprise risk management, relations with key regulators, technology, internal succession and talent management, and corporate responsibility were achieved.

The compensation committee gave significant credit to Mr. Fries’s (1) strong leadership ability, (2) in-depth knowledge of our operations and finances and understanding of the issues and challenges of our business, and (3) consistent efforts to keep our board of directors informed and provided with the tools it needs to make decisions.

With respect to the individual performance of our other NEOs, the compensation committee gave significant deference to our CEO’s evaluation of their performance against their respective 2010 performance goals and the resulting annual performance ratings. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the board of directors and events planned for the directors, which interaction assists in informing their judgment. The individual performance goals for the other NEOs related to their respective functional or operational areas of responsibility. Mr. Bracken’s goals related to financial strategy, balance sheet efficiency, tax strategy, financial planning, and group leadership and coordination with other functional groups. Mr. Dvorak’s goals related to continued talent management activities within the accounting/reporting group; projects related to data management and integrity and privacy protection, best practices in fraud controls, and enterprise risk management; conversion of the accounting system and continued automation of certain disclosures; integration of acquired companies from a consolidation, financial reporting and US GAAP perspective; and the provision of regular in-depth reviews of selected topics to the audit committee. Mr. Musselman’s goals related to his management of our UPC Broadband division, including performance against financial and subscriber targets, the integration of Unitymedia and the restructuring of our DTH operations, execution of new product and service initiatives, network upgrades and new builds, succession planning and personnel management. Mr. O’Neill’s goals related to evaluating and developing acquisition opportunities in existing markets, including Aster and KBW, as well as new markets; evaluating and overseeing investment opportunities; and managing the strategy group, including the development of our company’s long-range plan, coordination of management strategy retreats, and assistance in implementation of new initiatives.

Based on its evaluation of individual performance and its decisions with respect to the financial performance metric, the compensation committee approved the payments to our NEOs with respect to their maximum achievable performance awards set forth in the table below. Percentages in the table represent percentages of the maximum achievable performance award.

2010 Annual Cash Performance Award

Name	Maximum Achievable Award	% Payout for Financial Performance		% Payout for Individual Performance (40%)	Aggregate % of Maximum Award (100%)	Approved Award
		Revenue (30%)	OFCF (30%)
Michael T. Fries	$3,000,000	15.3%	30.0%	40.0%	85.3%	$2,559,000
Charles H.R. Bracken	$1,000,000	15.3%	30.0%	40.0%	85.3%	$853,000
Bernard G. Dvorak	$1,000,000	15.3%	30.0%	40.0%	85.3%	$853,000
W. Gene Musselman	$1,000,000	10.4%	30.0%	40.0%	80.4%	$804,000
J. Shane O’Neill	$1,000,000	20.2%	29.0%	40.0%	89.2%	$892,000

The amounts paid to our NEOs under the 2010 Annual Award Program are reflected in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Our compensation committee approved payment of an aggregate of $3,633,000 to the other six participants in the 2010 Annual Award Program. Amounts paid to participants, other than our NEOs, ranged from 77.3% to 85.3% of their respective 2010 maximum achievable performance awards.

Decisions for 2011. At the same meeting in 2011, our compensation committee approved individual performance goals and set the maximum achievable performance awards for our executive officers for 2011. The design of the 2011 annual cash performance award program is the same as for 2010, except that a recoupment provision was added in the event of a financial restatement and the payout schedules for the financial performance metrics were modified to add an over-performance feature, while maintaining the overall cap on payout for financial performance at 60% of the maximum achievable performance award.

The 2011 maximum achievable performance awards were unchanged for each of our NEOs other than Mr. Fries, whose maximum achievable award was increased to $4.0 million.

The same general design was also implemented, with similar performance metrics and weightings, for the 2011 bonus programs for approximately 750 employees in our corporate offices in the U.S., the Netherlands and the U.K. and in our Chellomedia operating unit.

Equity Incentive Awards

General. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards payable in equity, cash or a combination of equity and cash, have historically represented a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success and also serve the goal of retention through vesting requirements and forfeiture provisions. In 2007, our compensation committee adopted an approach to equity incentive awards that reflected a significant shift in emphasis to performance-based equity awards. The 2007 Senior Executive Performance Incentive Plan adopted that year was entirely performance based and replaced all other equity grants to our NEOs for 2007, 2008 and 2009.

Beginning in 2010, the compensation committee, after consultation with our board, adopted a new approach to the equity incentive award component of our executive officers’ compensation packages. Under this approach, a target annual equity value was set for each executive, of which approximately two-thirds would be delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of SARs. A similar approach was applied to equity incentive compensation for approximately 40 other key employees.

In connection with each year’s award of PSUs, the compensation committee selects one or more performance measures for the ensuing two-year performance period. Different performance measures may be selected for the awards in subsequent years. The compensation committee also sets the performance targets corresponding to the selected performance measure(s) and a base performance objective that must be achieved in order for any portion of our NEOs’ PSU awards to be earned. The level of achievement of the performance target within a range established by the compensation committee determines the percentage of the PSU award earned during the performance period, subject to reduction or forfeiture based on individual performance. Earned PSUs will then vest in two equal installments on March 31 and September 30 of the year following the end of the performance period. The PSU awards are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events. Each year’s award of SARs will be made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SAR award agreement, including a four-year vesting schedule.

In adopting this new approach to equity incentive compensation, the compensation committee made the following observations:

¡	The organizational risks of incentive compensation should be reduced through

•	the use of multiple equity vehicles (PSUs and SARs) with different performance, retention, risk and reward profiles,

•

annual grants of equity awards that spread the target incentive compensation over multiple performance/service periods and provide the flexibility to change performance metrics, weighting and targets from year to year, and

•	the setting of achievable target performance levels, while providing higher payout levels for over-performance.

¡

The use of performance-based equity awards, such as PSUs, adds an element of market risk over the performance/service period to better align the interests of management and stockholders, while focusing management on achieving specified performance targets to earn the award.

¡	The use of conventional equity awards, such as SARs, provide a retention mechanism and shareholder alignment by only delivering value if the stock price appreciates.

¡

Providing for forfeiture or reduction of performance-based equity awards based on individual performance ensures that each participant remains accountable for his or her own performance against performance goals tailored to the participant’s role and responsibilities.

Taking into account the observations of Deloitte, the compensation committee made certain modifications to the design of the PSU awards originally under consideration, including raising the required threshold performance level, lowering the maximum payout, using a performance metric different than those used for the annual cash performance award program, and providing for conversion of PSU awards to time-vested restricted stock units following certain change-in-control events.

Decisions for 2010. The table below sets forth the target annual equity values for our NEOs approved by our compensation committee and the grants of 2010-2012 PSUs and SARs made to them in March and April 2010:

Name	Target Annual Equity Value	Two-thirds of Target Annual Equity Value in the Form of:		One-third of Target Annual Equity Value in the Form of:
		Series A PSU Grant	Series C PSU Grant	Series A SARs	Series C SARs
Michael T. Fries	$8,000,000	93,094	93,094	135,920	135,920
Charles H.R. Bracken	$3,500,000	40,728	40,728	59,472	59,472
Bernard G. Dvorak	$3,500,000	40,728	40,728	59,472	59,472
W. Gene Musselman	$3,500,000	40,728	40,728	59,472	59,472
J. Shane O’Neill	$3,500,000	40,728	40,728	59,456	59,456

Each 2010-2012 PSU represents the right to receive one share of Series A common stock or Series C common stock, as applicable, subject to performance and vesting. An aggregate of 436,672 Series A PSUs and 436,672 Series C PSUs were also awarded to our other executive officers and key employees.

The performance period for the 2010-2012 PSUs is January 1, 2010 to December 31, 2011. As the performance measure, the compensation committee selected growth in consolidated OCF, as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles that affect comparability. In choosing OCF as the performance measure, the compensation committee determined to use a measure of performance that was different from those selected for the company’s 2010 Annual Award Program in order to ensure that the management team would be focused on maximizing performance against a variety of key financial metrics during the performance period. The performance target selected by the committee was achievement of a compound annual growth rate in consolidated operating cash flow (OCF CAGR) of 6.9% for the two-year performance period.

The target OCF CAGR is subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement. During 2010, the compensation committee approved adjustments to the base case plan from which the target OCF CAGR was calculated to reflect the effect of certain unbudgeted events, including the disposal of a business in Germany, the Chilean earthquake and our mobile initiative in Chile. The target OCF CAGR was recalculated based on the adjusted base case plan and is currently 6.6%. A performance range of 75% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their 2010-2012 PSUs, subject to reduction or forfeiture based on individual performance. One-half of the earned 2010-2012 PSUs will vest on March 31, 2012 and the balance on September 30, 2012.

The compensation committee also established a base performance objective of a 5.0% OCF CAGR, which must be satisfied in order for award recipients to be eligible to earn any of their 2010-2012 PSUs and is not subject to adjustment. If the base performance objective is achieved, our NEOs will be eligible to earn 150% of their 2010-2012 PSUs, subject to the committee’s discretion to reduce the size of the award earned, including to zero, to align with our company’s and the individual’s performance. The base performance objective was designed so that the awards would qualify as performance-based compensation under Section 162(m).

The 2010-2012 PSU awards and the SAR awards of our NEOs are reflected in the Summary Compensation Table below under the “Stock Awards” and “Option Awards” columns, respectively.

Decisions for 2011. In March 2011, the compensation committee approved the grant of 2011-2013 PSUs to our NEOs (other than Mr. Musselman) for two-thirds of their respective target annual equity values, which were unchanged. As the performance measure, the compensation committee again selected growth in consolidated OCF, as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles that affect comparability. The performance target selected by the committee is achievement of an OCF CAGR of 4.5% for the two-year performance period. The target OCF CAGR is subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement. The base performance objective set by the compensation committee is 50% of the target OCF CAGR, which for this purpose is subject to more limited adjustments. The base performance objective must be satisfied in order for our NEOs to be eligible to earn any of their 2011-2013 PSU awards. The design of the 2011-2013 PSU awards is otherwise substantially the same as the design of the 2010-2012 PSU awards.

Stock Ownership Policy

Our compensation committee has established an Executive Stock Ownership Policy for our executive officers, which became effective February 1, 2010. The purpose of the Executive Stock Ownership Policy is to ensure that our executive officers have a significant stake in our long-term success. As a result, the compensation committee established guidelines for ownership of our common stock based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline
Chief Executive Officer	5 times base salary

Co-Chief Financial Officer; Chief Strategy Officer and President of Chellomedia; President and Chief Operating Officer, UPC Broadband division; Senior Vice President, General Counsel and Secretary; and Chief Technology Officer	4 times base salary

All other executive officers	3 times base salary

Executive officers at the time the policy was adopted are expected to be in compliance with the Executive Stock Ownership Policy within two years of the policy’s effective date. New executive officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of stock owned by an executive officer, the policy includes the value of shares owned jointly with and separately by the executive’s spouse and minor children, 50% of the value of shares held in the executive’s account in our 401(k) Plan, and 50% of the in-the-money value of vested stock options and SARs. As of February 28, 2011, the value of the stock owned by Mr. Fries, as calculated in accordance with the policy, exceeded 50 times his base salary. Our other NEOs, other than Mr. Musselman who retired at the close of business on December 31, 2010, had either exceeded or were well positioned to achieve the required level of stock ownership within the time frame set by the policy.

Deferred Compensation Plan

Under the Liberty Global, Inc. Deferred Compensation Plan, those executive officers of LGI, its subsidiaries and divisions who are designated as participants from time to time by our compensation committee may elect to defer payment of certain of their compensation as described under “—Deferred Compensation Plan” below. We do not have a pension or other defined benefit-type plan to offer our executive officers and contributions to our defined contribution 401(k) Plan are capped by law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.

Other Benefits

We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited in scope and fall into four principal categories:

¡	limited personal use of our corporate aircraft;

¡	an annual auto allowance or use of a company auto for our executive officers working in Europe and Chile;

¡	personal benefits under our expatriate policy; and

¡	an executive health plan.

Under our aircraft policy, our CEO, and other executive officers with his approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the incremental costs incurred. For 2009 and 2010, our compensation committee authorized personal use of our aircraft by our CEO for up to 60 flight hours per year, without cost reimbursement as part of his compensation package, subject to annual review by the committee. Commencing with 2011, the compensation committee increased the number of authorized personal flight hours for our CEO to 90 per calendar year. Also under our aircraft policy, our CEO and, with his approval, our other executive officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.

The taxable income of an executive will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the IRS (in the case of U.S. taxpayers), or based on the cost of a commercial ticket (in the case of U.K. taxpayers). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the executive pays us for such personal use.

The methods we use to determine our incremental cost attributable to personal use of our corporate aircraft are described in the notes to the “Summary Compensation Table” below. Because our aircraft are used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase costs of aircraft, and costs of maintenance and upkeep.

For our management-level employees in the Netherlands, the U.K. and certain other European countries and in Chile, including three of our NEOs who work in these locations, we either provide use of a company auto or an annual auto allowance, with variations in the cost of providing this benefit based on the employee’s position and location.

We also provided personal benefits to Mr. Musselman under our expatriate policy applicable to U.S. citizens working in Europe. These benefits include an allowance for the increased cost of living (housing, goods and services) in the European location relative to the United States, tuition for dependents, home leave travel, tax preparation fees and relocation expenses on termination of the assignment. In determining the amount of the cost of living differential under this policy, we use a third party service which takes into account size of family, location and income, up to a capped amount of income.

We also provide an executive health plan for our executive officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.

Our NEOs also participate in various benefit plans offered to all salaried employees in the applicable country of employment.

Tax and Accounting Considerations

In making its compensation decisions, our compensation committee considers the limitations on deductibility of executive compensation under Section 162(m). That provision prohibits the deduction of compensation in excess of $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options and SARs, granted under stockholder-approved plans such as the Incentive Plan. Our compensation committee generally seeks to design the principal elements of our compensation program, such as annual cash performance awards, SAR grants and the terms of our PSU awards, so as to ensure deductibility consistent with the requirements of Section 162(m). It has not, however, adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in making compensation decisions. Certain types of compensation such as non-business use of corporate aircraft without reimbursement and grants of restricted shares and restricted share units that do not include a performance condition, may not be deductible due to the application of Section 162(m). All grants of restricted shares and restricted share units to our NEOs since 2006 have been performance based. Our compensation committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.

Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.

Recoupment Policy

The terms of our PSU awards and, beginning in 2011, our annual cash performance awards for executive officers, provide that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.

Post-Employment Benefits and Change in Control

We have not adopted a severance policy covering our NEOs or other executive officers. Certain of our NEOs are entitled to limited post-employment benefits under their employment agreements. See “—Employment and Other Agreements” below. Otherwise, they are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Incentive Plan on certain termination-of-employment events as other holders of such awards. Similarly, the Incentive Plan provides the same treatment to all holders of conventional equity awards granted under the Incentive Plan upon the occurrence of certain change-in-control events. Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.

In designing the terms for the PSU awards, our compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The plan does not guarantee that any portion of an award will be deemed earned upon termination of employment, except as a result of death, nor that vesting of earned awards will be accelerated upon termination of employment, except as a result of death or disability. Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms.

The compensation committee believed these limited acceleration events related to a change in control provided appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when it deemed appropriate under the circumstances.

For additional information on post-employment benefits and change-in-control provisions, see “—Potential Payments upon Termination or Change in Control” below.

Timing of Equity Awards

In 2006, our compensation committee adopted a policy to consider and approve proposed annual grants of conventional equity awards to employees, including our NEOs when they are eligible to receive awards, at the compensation committee meeting held in conjunction with our board’s regularly scheduled second quarter meeting each year. Typically this meeting occurs at the end of April or the beginning of May. The exercise price or base price of option and SAR grants approved at this meeting are set at the respective closing prices of our Series A common stock and Series C common stock on the grant date, which is the date of the meeting or, if later, May 1 of the same year. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.

For purposes of determining the number of Series A and Series C PSUs to be granted each year for two-thirds of the target annual equity values of our executive officers and other key employees, our compensation committee adopted a policy of using the average of the closing prices of our Series A and Series C common stock for a trading period ending on the second trading day preceding the date of the annual meeting of the committee to approve the grants.

Policies Regarding Hedging

Our Insider Trading Policy requires each of our directors and executive officers to pre-clear all proposed transactions in our company’s securities, including hedging or monetization transactions, with the Legal Department or our company’s outside counsel. The policy prohibits short sales of our company’s securities by any director or employee. We do not have a policy that specifically prohibits our directors or executive officers from hedging the economic risk of stock ownership.

Compensation Committee Report

The compensation committee has reviewed the “Compensation Discussion and Analysis” above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Members of the Compensation Committee: John P. Cole, Jr. Larry E. Romrell J.C. Sparkman

Summary Compensation

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2010, 2009 and 2008. As discussed in the footnotes and in the “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” below, the values presented in the tables do not always reflect the actual compensation received by our named executive officers during the relevant fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael T. Fries	2010	985,554		—	5,295,187		2,958,353		2,559,000		235	516,704	12,315,033
Chief Executive	2009	957,000		—	—		—		1,600,000		21,380	309,930	2,888,310
Officer & President	2008	957,000		—	—		—		1,600,000	(6)	—	156,754	2,713,754

Charles H.R. Bracken	2010	608,562	(7)	—	2,316,609		1,119,123		853,000		—	73,804	4,971,098
Senior Vice President,	2009	595,643	(7)	—	—		—		930,000		—	78,157	1,603,800
Co-Chief Financial	2008	699,890	(7)	—	—		—		900,000		—	84,939	1,684,829
Officer (Principal Financial Officer)

Bernard G. Dvorak	2010	522,754		—	2,316,609		1,294,432		853,000		—	19,525	5,006,320
Senior Vice President,	2009	507,000		—	—		—		930,000		—	16,804	1,453,804
Co-Chief Financial	2008	507,000		—	—		—		900,000		—	19,723	1,426,723
Officer (Principal Accounting Officer)

W. Gene Musselman	2010	663,692		—	2,316,609	(8)	1,294,432	(8)	804,000		—	11,450,071	16,528,804
President & Chief	2009	644,000		—	—		—		444,000		—	3,369,613	4,457,613
Operating Officer, UPC Broadband division (until December 31, 2010)	2008	644,000		—	—		—		740,000		—	3,108,877	4,492,877

J. Shane O’Neill	2010	626,131	(7)	—	2,316,609		1,118,822		892,000		—	76,543	5,030,105
Senior Vice President,	2009	610,077	(7)	—	—		—		965,000		—	76,510	1,651,587
Chief Strategy Officer; President, Chellomedia	2008	656,469	(7)	—	—		—		950,000		—	109,958	1,716,427

(1)	The 2010 dollar amounts shown in the “Stock Awards” column reflect the grant date fair value of each NEO’s target 2010–2012 PSUs determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). The grant date fair value for the maximum achievable 2010–2012 PSU awards (150% of target) would be $7,942,780 for Mr. Fries and $3,474,914 for each of the other NEOs. The 2010–2012 PSU awards have a two-year performance period ending December 31, 2011. Earned awards will vest, subject to forfeiture or acceleration under certain circumstances, in two equal installments on each of March 31, 2012 and September 30, 2012.

(2)	The 2010 dollar amounts shown in the “Option Awards” column reflect the grant date fair value in accordance with FASB ASC 718 of SAR awards granted to our NEOs in 2010. Such dollar amounts exclude the impact of estimated forfeitures and assume a risk-free interest rate of 2.531%, a volatility rate of 42.1% and an expected term of 4.9 years with respect to Messrs. Fries, Dvorak and Musselman and a risk-free interest rate of 2.057%, a volatility rate of 42.7% and an expected term of 3.7 years with respect to Messrs. Bracken and O’Neill. Messrs. Bracken, Dvorak, Musselman and O’Neill were each granted the same number of SARs in 2010. The differences in the grant date fair value of their SAR awards are attributable to the different valuation assumptions described above. The SAR awards vest 12.5% on November 1, 2010 and thereafter in 14 equal quarterly installments commencing February 1, 2011, and have a seven year term.

(3)	The dollar amounts in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash performance awards earned by the NEOs under the Incentive Plan during the years indicated. For 2010, the compensation committee determined the final award amounts at its February 17, 2011 meeting, which awards were paid out shortly thereafter.

(4)	The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest on compensation previously deferred by the applicable NEO under our Deferred Compensation Plan. The above-market value of accrued interest is that portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the interest rate under the Deferred Compensation Plan was set. See also note (6) below.

(5)	The following table provides additional information about the 2010 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan(a)	U.K. Defined Contribution Plan(b)	Auto Allowance	Expatriate Benefits(c)	Misc(d)	Total
Michael T. Fries	$16,500	—	—	—	$500,204	$516,704
Charles H.R. Bracken	—	$48,685	$22,390	—	$2,729	$73,804
Bernard G. Dvorak	$16,500	—	—	—	$3,025	$19,525
W. Gene Musselman	$16,500	—	—	$11,417,869	$15,702	$11,450,071
J. Shane O’Neill	—	$48,654	$22,390	—	$5,499	$76,543

(a)	Represents matching employer contributions made under our 401(k) Plan. Under the plan, participants may make contributions annually, subject to federal limits, and we make a matching contribution equal to 100% of the participant’s contribution up to the lesser of the federal limit on contributions or 10% of their cash compensation (excluding awards under the Incentive Plan). Voluntary catch-up contributions permitted under federal law for persons age 50 or older, however, are not matched. Messrs. Fries, Dvorak and Musselman are fully vested in their respective 401(k) Plan accounts.

(b)	Represents employer contributions pursuant to the Liberty Global Group Pension Plan. Under this plan, Liberty Global Europe Ltd. (LGE) retains a plan provider that assists participating U.K. employees with establishing individual pension plans, which are defined contribution personal retirement savings plans. The employer then makes monthly contributions to each participant’s pension plan equal to a percentage of the participant’s monthly base salary, which varies based on age group. For Mr. Bracken, the employer contributions are 8% of his base salary. For Mr. O’Neill, the employer contributions are 9% of two times the portion of his salary paid for his services as President of the Chellomedia operating unit. The maximum employer contribution is 14% of base salary for employees over the age of 60. Participants are required to make a minimum contribution of at least 3% of their base salary to their individual pension plans. The participant’s contributions are not capped although the tax benefits to the participant are significantly less if such participant’s annual contributions exceed £255,000 ($393,866 based on the 2010 average exchange rate) or a lifetime contribution in excess of £1.8 million ($2.8 million based on the 2010 average exchange rate), as such limits may be changed by the U.K. government from time to time. Participating U.K. employees, including Mr. Bracken and Mr. O’Neill, are fully vested in the employer contributions to their respective pension plans.

(c)	Amounts reflect the following benefits received by Mr. Musselman for 2010 as an expatriate working in our Amsterdam, the Netherlands office, in accordance with our expatriate policy for U.S. citizens working in Europe:

•	Cost of living differential ($115,735).

•	Use of a company auto ($19,541), tuition for dependents ($29,153), home leave travel, and tax preparation fees.

•

Tax related payments in 2010 as follows: U.S. tax payments ($3,163,843) and foreign tax payments ($9,066,584), which have been offset by a tax equalization payment received from Mr. Musselman ($986,417). Although these payments were paid in 2010, some relate to expatriate benefits in prior years. Also, the foregoing amounts do not reflect offsets resulting from tax withholding from Mr. Musselman during the applicable years. Because of time lags in tax determination, differences in taxable periods between jurisdictions, the availability of foreign tax credits or refunds and the potential receipt by the company of substantial credits or refunds in subsequent years, there may be significant differences in incremental tax payments from year to year. As a result, these amounts overstate our actual incremental costs for tax-related payments made on behalf of Mr. Musselman.

(d)	Amounts reflect the following:

•	Premiums for term life insurance for Messrs. Fries ($1,699), Dvorak ($2,013), Musselman ($1,462) and O’Neill ($1,845) under our group term life insurance benefit plan for U.S. employees.

•	Premiums for term life insurance for Mr. Bracken ($1,368) and Mr. O’Neill ($607) under LGE’s group life assurance policy for U.K. employees.

•

Payments made on behalf of Mr. Bracken, Mr. Musselman and Mr. O’Neill under our executive health plan and payments made on behalf of Mr. Musselman for health insurance required by law in the Netherlands.

•

Our aggregate incremental cost attributable to personal use of our aircraft or having a personal guest on a business flight by each of our NEOs as follows: Mr. Fries ($177,836), Mr. Musselman ($115), Mr. Bracken ($75) and Mr. O’Neill ($45). Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hanger and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.

•	Cost of an airline ticket for Mr. Bracken’s spouse to attend an event sponsored by Telenet.

•	The cost of memberships in certain professional organizations for Mr. Fries and a club membership for Mr. O’Neill. Mr. O’Neill pays 25% of the annual fee for his club membership.

•	The tax gross-up on gifts from us to Messrs. Fries ($1,264), Dvorak ($1,012) and O’Neill ($113), valued at less than $1,700.

•

Contributions to several charitable and non-profit organizations made by LGI at the request of Mr. Fries. Such contributions (aggregate $293,273) are not included in Mr. Fries’s LGI income for tax purposes. Of the organizations that received such contributions, Mr. Fries is a member of the board of five of the organizations and on the advisory board of another organization to which LGI contributed. These contributions included $100,000 to one organization, $20,000 to another organization, $15,000 each to two of the organizations and $10,000 and $5,000, respectively, to the other two organizations. LGI contributed $25,000 to an organization’s fundraising event that was chaired by Mr. Fries and his spouse. LGI matched $2,250 in contributions by Mr. Fries through its company match program, which is open to all employees.

•

During 2010, Mr. Fries used sporting and concert event tickets at no incremental cost to us. In addition, at the request of Mr. Fries, we donated 30 tickets at no incremental cost to us, to six charitable organizations. Such contributions are not included in Mr. Fries’s LGI income for tax purposes.

•

During 2010, Mr. Bracken and Mr. O’Neill used sporting and concert event tickets made available generally to all employees of our U.K. offices on a first come, first served basis for which we do not attribute compensation.

(6)	Amount includes $670,000 of Mr. Fries’s 2008 annual cash performance award, the payment of which Mr. Fries elected to defer pursuant to our Deferred Compensation Plan. Such deferred amount accrued interest at the rate of 9% per annum compounded quarterly until paid in full to him. The amount deferred, plus accrued interest, was paid in a lump sum in January 2010.

(7)	For the years indicated, Mr. Bracken and Mr. O’Neill received all or a portion of their salaries and certain perquisites and employee benefits in British pounds, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect during each respective year (0.6474 for 2010, 0.6413 for 2009 and 0.5458 for 2008).

(8)	Following Mr. Musselman’s resignation, his 2010–2012 PSUs and the unvested portion of his SARs were cancelled in accordance with the terms of the grant agreements.

Grants of Plan-Based Awards

The table below sets forth certain information concerning the grants of equity based awards and the annual cash performance awards granted to our named executive officers under the Incentive Plan during the year ended December 31, 2010, as more fully described below under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables”. The actual amount of the 2010 cash performance award approved for each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Fries	02/16/2010	—	—	—	3,000,000
Series A	03/26/2010	—				46,547	93,094	139,641				2,665,281
Series C	03/26/2010	—				46,547	93,094	139,641				2,629,906
Series A	05/01/2010	04/29/2010							—	135,920	27.48	1,490,021
Series C	05/01/2010	04/29/2010							—	135,920	27.08	1,468,332

Charles H.R. Bracken	02/16/2010	—	—	—	1,000,000
Series A	03/26/2010	—				20,364	40,728	61,092				1,166,043
Series C	03/26/2010	—				20,364	40,728	61,092				1,150,566
Series A	05/01/2010	04/29/2010							—	59,472	27.48	563,663
Series C	05/01/2010	04/29/2010							—	59,472	27.08	555,459

Bernard G. Dvorak	02/16/2010	—	—	—	1,000,000
Series A	03/26/2010	—				20,364	40,728	61,092				1,166,043
Series C	03/26/2010	—				20,364	40,728	61,092				1,150,566
Series A	05/01/2010	04/29/2010							—	59,472	27.48	651,961
Series C	05/01/2010	04/29/2010							—	59,472	27.08	642,471

W. Gene Musselman	02/16/2010	—	—	—	1,000,000
Series A	03/26/2010	—				20,364	40,728	61,092				1,166,043
Series C	03/26/2010	—				20,364	40,728	61,092				1,150,566
Series A	05/01/2010	04/29/2010							—	59,472	27.48	651,961
Series C	05/01/2010	04/29/2010							—	59,472	27.08	642,471

J. Shane O’Neill	02/16/2010	—	—	—	1,000,000
Series A	03/26/2010	—				20,364	40,728	61,092				1,166,043
Series C	03/26/2010	—				20,364	40,728	61,092				1,150,566
Series A	05/01/2010	04/29/2010							—	59,456	27.48	563,512
Series C	05/01/2010	04/29/2010							—	59,456	27.08	555,310

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

The amounts reported for 2010 in the Summary Compensation Table include salary, annual cash performance awards, equity incentive grants, benefits and perquisites as more fully described in “—Compensation Discussion and Analysis” above. The following discussion focuses on the annual cash performance award component of 2010 total compensation and the equity incentive grants reflected in the Grants of Plan-Based Awards Table. Additional information with respect to the other components of 2010 compensation is provided in the notes to the Summary Compensation Table. Also discussed are the vesting and forfeiture provisions applicable to 2010–2012 PSU awards.

Non-Equity Incentive Plan Awards

The maximum achievable amount of the 2010 annual cash performance awards for each of our NEOs are shown in the Grants of Plan-Based Awards Table under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”. Because the compensation committee has discretion to pay no award notwithstanding the achievement of the base performance objective, no “threshold” or minimum awards are reflected in the Table. The amount each NEO actually earned of his 2010 annual cash performance award, which was paid in 2011, is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Equity Incentive Plan Awards

In accordance with SEC rules, equity incentive plan awards are those awards that fall within the scope of FASB ASC 718. In the Summary Compensation Table, the fair market value of an equity incentive plan award is reflected in the Stock Awards column or the Option Awards column depending on the nature of the award. All of the dollar amounts shown for our NEOs’ Stock Awards for 2010 represent the grant date fair value calculated in accordance with FASB ASC 718 of their target 2010–2012 PSU award granted on March 26, 2010, taking into account the probable outcome as of the grant date of the performance conditions of the plan, excluding the impact of estimated forfeitures. All of the dollar amounts shown for our NEOs’ Options Awards for 2010 represent the grant date fair value calculated in accordance with FASB ASC 718 of their SAR awards, the grant of which was approved by the compensation committee on April 29, 2010, with a grant date of May 1, 2010. Such amounts exclude the impact of estimated forfeitures and take into account a risk-free interest rate of 2.531%, a volatility rate of 42.1% and an expected term of 4.9 years with respect to Messrs. Fries, Dvorak and Musselman and a risk-free interest rate of 2.057%, a volatility rate of 42.7% and an expected term of 3.7 years with respect to Messrs. Bracken and O’Neill. Messrs. Bracken, Dvorak, Musselman and O’Neill were each awarded the same number of SARs. The SAR awards were made at the same time as SAR awards were made under the annual equity grant program for our eligible employees and with the same terms as SAR grants to all such eligible employees.

As described under “—Compensation Discussion and Analysis” above, the 2010–2012 PSU awards have a two-year performance period beginning January 1, 2010, followed by a service period during which 50% of the earned 2010–2012 PSUs will vest on March 31, 2012, and the balance on September 30, 2012. The number of 2010–2012 PSUs that a grantee actually earns will depend on our company’s and the individual’s performance during the two-year performance period, and earned awards are subject to forfeiture or acceleration under certain circumstances during the 2012 service period. Further, the value that a grantee may realize from his earned and vested 2010–2012 PSUs will vary directly with our stock price.

Each grantee has the opportunity to earn varying percentages of his or her target 2010–2012 PSUs based primarily on our level of achievement of a target OCF CAGR during the two-year performance period. A performance range of 75% to 125% of the target OCF CAGR would generally result in a participant earning 50% to 150% of his or her target 2010–2012 PSUs, subject to reduction or forfeiture based on individual performance. To earn any portion of a 2010–2012 PSU award, a base performance objective of a minimum 5% OCF CAGR must be achieved.

Generally, a grantee must continue to be employed by LGI or one of its subsidiaries (1) at the end of the performance period to earn any portion of his target 2010–2012 PSUs and (2) at each vesting date during the service period to avoid forfeiture of the unvested balance of his earned 2010–2012 PSUs. Termination of employment due to death or disability during the performance period will generally result in acceleration of vesting of a prorated portion of the grantee’s target 2010–2012 PSUs, in the case of death, or of the number of 2010–2012 PSUs that the grantee would have earned had employment continued, in the case of disability. Termination of employment due to death or disability during the service period will result in the balance of the grantee’s earned 2010–2012 PSUs becoming vested, which will then be settled on the scheduled vesting dates.

If termination of employment is voluntary or for cause, the grantee will forfeit any remaining rights to earn or vest in his 2010–2012 PSUs. If the grantee’s employment is terminated without cause or the grantee resigns for good reason, the compensation committee has discretion to accelerate vesting of some portion of the grantee’s target 2010–2012 PSUs, if cessation of employment occurs during the performance period, or of some portion of the unvested balance of the grantee’s earned 2010–2012 PSUs, if the cessation of employment occurs during the service period. There is no guarantee of acceleration and in no event may the accelerated amount of 2010–2012 PSUs or the terms of their settlement be more favorable to the grantee than if his cessation of employment was due to disability.

Certain change-in-control events will result in the accelerated vesting of a grantee’s target 2010–2012 PSUs or the remaining balance of his earned 2010–2012 PSUs, but only if the grant agreement is not continued on the same terms and conditions or effective provision has not been made for the assumption or continuation of the grant agreement on equivalent terms. If the grant agreement is so continued or assumed, then (1) if the change-in-control event occurs during the performance period, the grantee will be deemed to have earned his target 2010–2012 PSUs, which will be converted to time-vested restricted share units subject to the service and vesting requirements of the grant agreement, and (2) the vesting of the 2010–2012 PSUs that the grantee has earned or is deemed to have earned will not be accelerated, unless the participant’s employment thereafter ceases as a result of death, disability, termination without cause or resignation for good reason. For additional information on the effect of a change-in-control, see “—Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information concerning options, SARs and restricted shares or units held by our named executive officers at year end 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael T. Fries
Series A	517,198			9.85	01/30/12	384,428	(2)	13,601,063
	147,617			19.64	11/24/14	93,094	(3)	3,293,666
	12,930			12.54	10/01/13
	55,492			10.90	10/01/13
	140,000			24.02	07/14/12
	65,000			20.48	05/02/13
	16,990	118,930	(1)	27.48	05/01/17
Series C	317,198			9.32	01/30/12	371,606	(2)	12,593,727
	147,617			18.60	11/24/14	93,094	(3)	3,154,956
	12,930			11.87	10/01/13
	55,492			10.31	10/01/13
	140,000			22.73	07/14/12
	65,000			19.92	05/02/13
	16,990	118,930	(1)	27.08	05/01/17

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles H.R. Bracken
Series A	25,860			19.64	11/24/14	210,234	(2)	7,438,079
	26,563			24.02	07/14/12	40,728	(3)	1,440,957
	21,250			20.48	05/02/13
	7,434	52,038	(1)	27.48	05/01/17
Series C	25,860			18.60	11/24/14	203,222	(2)	6,887,194
	26,563			22.73	07/14/12	40,728	(3)	1,380,272
	21,250			19.92	05/02/13
	7,434	52,038	(1)	27.08	05/01/17

Bernard G. Dvorak
Series A	7,434	52,038	(1)	27.48	05/01/17	150,166	(2)	5,312,873
						40,728	(3)	1,440,957
Series C	7,434	52,038	(1)	27.08	05/01/17	145,158	(2)	4,919,405
						40,728	(3)	1,380,272

J. Shane O’Neill
Series A	43,100			19.64	11/24/14	210,232	(2)	7,438,008
	47,813			24.02	07/14/12	40,728	(3)	1,440,957
	31,875			20.48	05/02/13
	7,432	52,024	(1)	27.48	05/01/17
Series C	43,100			18.60	11/24/14	203,220	(2)	6,887,126
	47,813			22.73	07/14/12	40,728	(3)	1,380,272
	31,875			19.92	05/02/13
	7,432	52,024	(1)	27.08	05/01/17

(1)	Vests in 14 equal remaining quarterly installments from February 1, 2011 to May 1, 2013.

(2)	Vests in two equal remaining semi-annual installments on March 31, 2011 and September 30, 2011.

(3)	Represents an estimate of the number of Series A and Series C shares underlying 2010–2012 PSUs that may be earned by each of our NEOs, other than Mr. Musselman. If earned, the 2010–2012 PSUs will vest in two equal installments on March 31, 2012 and September 30, 2012, respectively. Mr. Musselman’s 2010–2012 PSU award was cancelled as of December 31, 2010.

Option Exercises and Stock Vested

The table below sets forth certain information concerning each exercise of options or SARs by, and each vesting of restricted shares or restricted share units of, our named executive officers during the year ended December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Michael T. Fries
Series A	—		—		227,829		6,953,995
Series C	—		—		220,324		6,668,518

Charles H.R. Bracken
Series A	44,393	(2)	801,294	(2)	107,930		3,314,029
Series C	44,393	(2)	812,392	(2)	104,424		3,179,566

Bernard G. Dvorak
Series A	48,354	(3)	361,383		76,958		2,363,549
Series C	48,354	(3)	397,639		74,454		2,267,562

W. Gene Musselman
Series A	226,017	(4)	4,385,664	(4)	317,828	(5)	10,740,221	(5)
Series C	265,527	(4)	4,810,353	(4)	307,322	(5)	10,055,779	(5)

J. Shane O’Neill
Series A	177,572	(6)	1,914,226	(6)	107,929		3,154,223
Series C	177,572	(7)	1,917,778	(7)	104,423		3,020,519

(1)	Includes shares withheld by us to pay the minimum withholding tax due upon vesting of the restricted shares or restricted share units in 2010.

(2)	Consists of Series A and Series C shares subject to SARs, which were exercised at the election of Mr. Bracken. The actual number of shares issued to Mr. Bracken upon exercise of these SARs, after taking into account the spread between the base price and the closing market price and giving effect to the withholding of shares for taxes, was 16,330 Series A shares and 16,753 Series C shares.

(3)	Consists of shares underlying stock options, which were exercised at the election of Mr. Dvorak.

(4)	Consists of (a) 51,827 Series A shares and 51,827 Series C shares subject to SARS and (b) shares underlying stock options, which were exercised at the election of Mr. Musselman. The actual number of shares issued to Mr. Musselman upon exercise of the SARs, after taking into account the spread between the base price and the closing market price and giving effect to the withholding of shares for taxes, was 22,019 Series A shares and 21,814 Series C shares, respectively.

(5)	Includes 209,898 Series A shares and 202,898 Series C shares, with a value on vesting of $7,426,191 and $6,876,213, respectively, representing the discounted number of shares to be issued to Mr. Musselman on June 30, 2011 in connection with the accelerated vesting as of December 31, 2010 of the balance of the restricted share units granted to Mr. Musselman for his earned award under the 2007 Senior Executive Performance Incentive Plan. See “—Employment and Other Agreements—W. Gene Musselman” below.

(6)	Consists of (a) 88,786 Series A shares subject to capped SARs with a capped value of $10.90 per share (which was $17.50 less than the closing market price of our Series A shares on the exercise date), and (b) 88,786 Series A shares subject to uncapped SARs. These capped SARs and uncapped SARs were exercised at the election of Mr. O’Neill. The actual number of shares issued to Mr. O’Neill upon exercise of these SARs, after taking into account the spread between the base price and the capped value or closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 7,488 Series A shares in respect of the exercised capped SARs and 32,278 Series A shares in respect of the exercised uncapped SARs.

(7)	Consists of (a) 88,786 Series C shares subject to capped SARs with a capped value of $10.31 per share (which was $17.77 less than the closing market price of our Series C shares on the exercise date), and (b) 88,786 Series C shares subject to uncapped SARs. These capped SARs and uncapped SARs were exercised at the election of Mr. O’Neill. The actual number of shares issued to Mr. O’Neill upon exercise of these SARs, after taking into account the spread between the base price and the capped value or closing market price, as applicable, and giving effect to the withholding of shares for taxes, was 7,144 Series C shares in respect of the exercised capped SARs and 33,150 Series C shares in respect of the exercised uncapped SARs.

Employment and Other Agreements

We do not have employment agreements with Mr. Fries or Mr. Dvorak or any of our other U.S. based executive officers. As is customary with our other expatriate employees, we had an employment agreement with Mr. Musselman with respect to his expatriate assignment in the Netherlands. In addition, as is customary in the U.K., we have employment agreements with each of Mr. Bracken and Mr. O’Neill. We also have not adopted a severance policy covering our executive officers. Mr. Fries continues to be covered by a severance policy of UGC that was in existence at the time of the business combination of LGI International and UGC. Each of our NEOs also holds equity awards granted under the Incentive Plan and, except for Messrs. Dvorak and Musselman, the incentive plans of UGC. Such plans are described below under “Incentive Plans”.

Michael T. Fries. In March 2001, as amended in December 2003, UGC’s board of directors approved a severance policy with respect to certain of its employees, including Mr. Fries. Although Mr. Fries is fully vested in his equity incentive awards originally granted by UGC, the policy extends the applicable exercise periods of these equity incentive awards upon the occurrence of certain events. Pursuant to the policy, if certain change-in-control events occur and within one year of the occurrence, Mr. Fries’s employment is terminated without cause, Mr. Fries dies, or Mr. Fries resigns his employment for any reason (subject to timely notice), then all of the equity incentive awards originally granted to him by UGC and held by him upon such termination would be exercisable until the third anniversary of the termination date (or their earlier expiration). If, unrelated to or more than one year after the occurrence of a change-in-control event, the employment of Mr. Fries was terminated without cause, then the UGC-granted equity incentive awards held by him would remain exercisable until the first anniversary of the termination date (or their earlier expiration). Any continued exercisability of such equity incentive awards pursuant to the UGC severance policy would be subject to his execution of a release and his agreement not to compete with UGC and its subsidiaries in the broadband communications business and not to solicit its employees for a period of 24 months following termination of his employment. The benefits of this policy replaced any severance or other benefits of UGC’s then existing policies, including under its incentive plans, available to Mr. Fries following these change-in-control events, except that, in the case of a change in control not approved by the board of directors, the terms of the applicable UGC incentive plan under which the equity award was granted would govern the exercisability of such award if such terms were more favorable to Mr. Fries. UGC has two incentive plans approved in 1993 and 2003, respectively. Mr. Fries’s remaining awards under the UGC incentive plans expire on various dates from January 2012 through November 2014.

Charles H.R. Bracken. On December 15, 2004, LGE entered into an Executive Service Agreement with Mr. Bracken in connection with his continued appointment as Co-Chief Financial Officer of UGC. In 2005, Mr. Bracken became our Co-Chief Financial Officer (principal financial officer). The Executive Service Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by LGE at any time upon shorter notice and payment to Mr. Bracken of his salary and benefits for any unexpired portion of the six months’ notice period at the date his employment terminates. His equity awards will also continue to vest during such six-month notice period. Mr. Bracken’s employment may also be terminated immediately upon notice for cause. If LGE terminates Mr. Bracken’s employment other than for cause or disability, Mr. Bracken will also be entitled to a lump sum severance payment equivalent to his basic salary and benefits for six months, subject to his signing a release. In the event Mr. Bracken becomes disabled and such disability continues for a specified period, LGE may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. Bracken’s disability or, under certain circumstances, terminate his employment as described above.

Mr. Bracken’s salary, which for 2010 was £394,000, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. The benefits to which he is entitled pursuant to the Executive Service Agreement include an auto allowance and participation in the Liberty Global Group Pension Plan for U.K. employees and group life insurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes. In addition, the Executive Service Agreement provides for Mr. Bracken to be made whole for any non-U.K. tax liability he may incur with respect to his salary and other amounts due him and for any additional U.K. tax or social security cost he may incur with respect to business expenses or reimbursement paid by LGE for work performed by him outside the U.K.

The Executive Service Agreement includes restrictions on Mr. Bracken’s (1) use or disclosure of trade secrets for so long as they are trade secrets, (2) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment, and (3) competition with and solicitation of executives or certain employees of LGE, its parent entities or any subsidiary of LGE or its parent entities for a period of six months after termination of his employment.

W. Gene Musselman. Mr. Musselman was employed as President and Chief Operating Officer of our UPC Broadband division through December 31, 2010, pursuant to an employment agreement dated December 4, 2002, as amended, with UGC and its subsidiary, Liberty Global Europe Holding BV, to which he was seconded. In January 2006, we assumed the obligations of UGC under the agreement, which expired in accordance with its terms on December 31, 2010. The employment agreement was terminable at any time with or without cause. If Mr. Musselman’s employment had been terminated during the term of the agreement without cause, then he would have been entitled to a severance payment equal to his salary for the remaining term of the agreement, subject to his signing a release. The agreement includes restrictions on Mr. Musselman’s use or disclosure of confidential information after the term of his employment and provides for repatriation of Mr. Musselman and his family to a destination of his choosing in the United States.

In December 2009, in connection with an amendment extending the term of Mr. Musselman’s employment agreement to December 31, 2010, our compensation committee approved an amendment to the terms of Mr. Musselman’s earned award under the 2007 Senior Executive Performance Incentive Plan. In order to obtain a tax ruling permitting the continued application of lower Dutch tax rates to Mr. Musselman’s earned award after December 31, 2009, which would also benefit our company with respect to our tax equalization obligation to Mr. Musselman, it was necessary to eliminate the risk of reduction or forfeiture of the balance of his earned award, except in the event his employment terminated for cause. Pursuant to the amendment, we waived our right to reduce the balance of Mr. Musselman’s earned award by up to 50% based on his future performance and agreed that the balance of his earned award (as discounted in accordance with the terms of the plan) would vest upon termination of his employment for any reason other than cause. Payment (or delivery of the vested restricted plan shares) would be made on the later of March 15 of the year following termination of employment or the date required by Section 409A of the Code and related regulations. If Mr. Musselman voluntarily terminated his employment during the term of his employment agreement or any further extensions thereof, the balance of his earned award would have been paid in shares that could not be sold, assigned, pledged or otherwise disposed prior to the earlier of January 1, 2020, the date of Mr. Musselman’s death, or such earlier date as our compensation committee, in its sole discretion, approved. For this purpose, resignation by Mr. Musselman prior to December 31, 2010 due to a material diminution in his official position or authority would have been deemed a voluntary termination of employment and not resignation for “good reason” as defined in the plan.

Upon the expiration of Mr. Musselman’s employment agreement, the restricted share units granted to him for the balance of his earned award, as discounted in accordance with the terms of the 2007 Senior Executive Performance Incentive Plan, vested and the unvested balance of his earned award was cancelled. The shares underlying the vested restricted share units will be issued to Mr. Musselman on June 30, 2011. Mr. Musselman’s 2010–2012 PSU award and his other unvested equity awards at December 31, 2010 were cancelled.

J. Shane O’Neill. Mr. O’Neill is employed as President of our Chellomedia operating unit pursuant to an U.K. Executive Service Agreement with Chellomedia Services Ltd. (CSL) and as our Chief Strategy Officer pursuant to a U.S. employment agreement with Liberty Global Service II, LLC (LGSII). Both agreements became effective November 1, 2007, and have indefinite terms.

Similar to Mr. Bracken’s Executive Service Agreement, Mr. O’Neill’s Executive Service Agreement may be terminated by either party upon six months’ notice, but his U.S. employment agreement may be terminated by either party at any time. In the event LGSII terminates the U.S. employment agreement without cause, the Executive Service Agreement will also terminate (unless we otherwise state) and the amount payable by CSL with respect to Mr. O’Neill’s salary and benefits during the six month notice period under the Executive Service Agreement shall include a payment equivalent to Mr. O’Neill’s salary for the same period under his U.S. employment agreement. His equity awards will also continue to vest during such six-month notice period. Mr. O’Neill’s employment may also be terminated immediately upon cause. If the termination of both agreements is not for cause or disability, Mr. O’Neill will also be entitled to a six-month severance payment under his Executive Services Agreement, payable in a lump sum, subject to his signing a release. Such severance payment will include six month’s salary under his U.S. employment agreement if it is also terminated.

In the event the Executive Service Agreement is terminated and not the U.S. employment agreement, the parties have agreed to negotiate in good faith an employment agreement with a non-U.S. affiliate; however, such agreement to negotiate does not guarantee that a new employment agreement with a non-U.S. affiliate will be reached. During such negotiations, any rights of Mr. O’Neill to a severance payment equivalent to his salary and benefits under his Executive Services Agreement for six months, similar to Mr. Bracken’s, shall be deferred until such negotiations are concluded and, if a new agreement is reached, waived.

Mr. O’Neill’s salary under the Executive Service Agreement, which was £175,000 for 2010, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. Mr. O’Neill’s base salary under the U.S. employment agreement, which was $356,000 for 2010, is subject to annual review and, in the discretion of our compensation committee, adjustment. Except for the U.S. life insurance and disability benefits based on Mr. O’Neill’s U.S. salary, all of Mr. O’Neill’s benefits, including life insurance and disability benefits based on his U.K. salary, are under his Executive Service Agreement and are substantially similar to those described for Mr. Bracken. In the event Mr. O’Neill becomes disabled and such disability continues for a specified period, (1) CSL may reduce future payments under the Executive Service Agreement to the amount reimbursed by its disability insurer for the duration of Mr. O’Neill’s disability or, under certain circumstances, terminate his employment as described above, and (2) LGSII may terminate his employment under the U.S. employment agreement.

Deferred Compensation Plan

The Deferred Compensation Plan first became effective with respect to compensation payable in 2009. Participation in the Deferred Compensation Plan is currently limited to those of our executive officers who are U.S. taxpayers (including our chief executive officer) and a key employee who was formerly an executive officer of one of our divisions and is a U.S. taxpayer.

Each designated participant may elect to defer all or any portion of his or her (1) annual cash performance award, (2) annual salary up to limits specified by the compensation committee (currently 90%), and (3) award, if any, under a current or future multi-year performance award arrangement. Initially cash compensation deferred under the Deferred Compensation Plan will be credited with interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter (the credited interest fund). In setting the interest rate, our compensation committee reviewed data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. It reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. The compensation committee made no modification to this rate in its 2010 annual review. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.

The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balance. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.

Aircraft Policy

Our policy for the personal use of our aircraft by members of our board, our chief executive officer and such other senior executives as may be approved by our chief executive officer was originally adopted by our board in 2005 and amended in 2009. The policy allows non-employee directors to use our aircraft for personal flights, subject to availability, without charge. The policy requires each user who is an executive to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the Federal Aviation Administration (FAA) rules. Incremental costs may include fuel, oil, lubricants and other additives, hanger and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. With approval, family members or guests may join a senior executive or director on a business flight without charge for these additional passengers. Also, on limited occasions, we have allowed a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost.

With respect to Mr. Fries, our compensation committee approved his personal use of our aircraft for a specified number of flight hours per year without charge as part of his compensation package, subject to annual review by the committee. The compensation committee increased the number of flight hours of personal use by Mr. Fries from 60 to 90 commencing in 2011. While in effect, this compensation arrangement will be in lieu of and not in addition to his rights under our aircraft policy. In February 2010, our compensation committee authorized personal use of our aircraft by Mr. Malone for up to 200 flight hours per year as compensation for his services to us. Such authorization is subject to modification by our compensation committee from time to time and will terminate when Mr. Malone ceases to be a director.

For U.S. tax reporting purposes, when family members or guests of a director or senior executive travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or senior executive. For tax reporting purposes in the U.K., when family members or guests of a senior executive travel on business flights, the value of such personal use, determined based on the cost of a commercial ticket, is imputed as income to such senior executive. A director or senior executive will also have imputed income based on SIFL rates (in the case of U.S. taxpayers) or the commercial ticket cost (in the case of U.K. taxpayers) for a personal flight, less any amounts reimbursed to us. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or senior executive.

Notwithstanding the policy, we and our flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons.

Potential Payments upon Termination or Change in Control

The tables set forth below under “—Termination of Employment” and “—Change in Control” reflect the potential payments to our NEOs in connection with termination of their employment or a change in control as of December 31, 2010. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred. Certain of our plans and agreements provide benefits upon the occurrence of a change-in-control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.

The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

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The amounts in the tables for unvested options and SARs that vest on an accelerated basis or continue to vest are based on the spread between the exercise or base price of the award and the applicable closing market price on December 31, 2010. Restricted shares or units and 2010–2012 PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2010. On December 31, 2010, the closing market price for our Series A stock was $35.38 per share and for our Series C stock was $33.89 per share.

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The amounts for Mr. Bracken and Mr. O’Neill assume they receive a lump sum payment in cash of salary and benefits instead of six months’ notice of termination under their employment agreements. Also, to the extent compensation to these executive officers is paid in British pounds, it has been converted to U.S. dollars based upon the average exchange rate in effect during 2010.

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Although Mr. Musselman retired from his position at the close of business on December 31, 2010, with the effect described under “—Employment and Other Agreements” above, the tables reflect what the effect would have been had the other termination-of-employment or change-in-control events occurred on that date.

As of December 31, 2010, before giving effect to the termination of Mr. Musselman’s employment, each of our NEOs had unvested SARs under the Incentive Plan, unvested earned awards under the 2007 Senior Executive Performance Incentive Plan and unvested 2010–2012 PSU awards. The termination provisions of the employment agreements of Messrs. Bracken, Musselman and O’Neill are described under “—Employment and Other Agreements” above. The Incentive Plan is described, together with our other equity incentive plans, under “Incentive Plans” below. The relevant provisions of the awards of 2010–2012 PSUs granted under the Incentive Plan are described under “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. In addition to such descriptions, additional information on the termination and/or change-in-control provisions of these plans and agreements is provided below.

Termination of Employment

The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.

Voluntary Termination. The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. There would be no other payments or benefits, except with respect to Mr. Musselman. Mr. Musselman would vest in a discounted number of the restricted share units granted to him for the balance of his earned award under the 2007 Senior Executive Performance Incentive Plan, with the underlying shares issued to him on June 30, 2011, subject to restrictions on transfer, assignment, pledge or other disposition until January 1, 2020, except for limited exceptions. The value of this benefit to Mr. Musselman, calculated without reduction for these restrictions, is the same as that reflected in the “By Company Without Cause” column in the Termination of Employment Table.

Retirement. No benefits are payable in the event of retirement; however, under the incentive plan adopted by UGC in 2003 a person who retires at age 62 or greater may have additional time to exercise his vested UGC equity awards depending on the terms of the respective awards. As of December 31, 2010, only Mr. Musselman was eligible for retirement and he held no vested UGC equity awards at that date.

Termination for Cause. The executive would not receive any payment or benefit and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes: (1) insubordination, dishonesty, incompetence or other misconduct; (2) failure to perform duties; and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months of a change-in-control event, in the case of the Incentive Plan or the 2010–2012 PSUs, or at any time following the change in control, in the case of the 2007 Senior Executive Performance Incentive Plan, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause. Certain of the employment agreements provide for benefits in the case of termination by the company not for cause. See “—Employment and Other Agreements” above. Under the Incentive Plan, the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table.

Death. In the event of death, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or restricted share unit awards. Pursuant to the 2007 Senior Executive Performance Incentive Plan, in the event of termination of employment due to death during the service period and prior to a change in control, a portion of the unvested restricted shares or restricted share units (restricted plan shares) granted with respect to the participant’s earned award, equal to the discounted present value of the unvested restricted plan shares as of the date of death, will vest in full on the date of death and the balance will be forfeited. The unvested restricted plan shares of each series will be valued for purposes of the discounting at the applicable per share value used when the restricted plan shares were granted. The 2010–2012 PSUs provide that, in the event of termination of employment due to death during the performance period and prior to a change-in-control, the prorated portion of the grantee’s target 2010–2012 PSUs, based on the portion of the performance period completed prior to the date of death, will vest and the underlying shares will be issued no later than March 15 of the calendar year immediately following the date of death. The value of these benefits is in the “Death” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.

Disability. In the event of termination of employment due to disability, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or restricted share unit awards. Pursuant to the 2007 Senior Executive Performance Incentive Plan, if such termination occurs during the service period and prior to a change-in-control event, the benefits provided will be determined in the same manner as for termination of employment due to death as described above. The 2010–2012 PSUs provide that, if termination of employment due to disability occurs after June 30, 2010 but prior to January 1, 2011 and prior to a change-in-control event, the prorated portion of the grantee’s 2010–2012 PSUs that would have been earned if the performance period had ended on December 31, 2010, will vest and the underlying shares will be issued no later than March 15, 2011. The value of these benefits is in the “Disability” column in the Termination of Employment Table. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. For purposes of the Incentive Plan, the 2007 Senior Executive Performance Incentive Plan and the 2010–2012 PSUs, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition which has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death.

Resignation for Good Reason. No payment or benefit is required upon resignation by an executive for good reason absent a change in control, except to Mr. Musselman with respect to his earned award under the 2007 Senior Executive Performance Incentive Plan. The value of this benefit to Mr. Musselman is the same as that reflected in the “By Company Without Cause” column in the Termination of Employment Table.

Termination of Employment

Name	By Company Without Cause ($)	Death ($)	Disability ($)
Michael T. Fries
Options/SARs Accelerated	41,659	1,749,460	1,749,460
2007 Senior Executive Performance Incentive Plan	—	26,152,936	26,152,936
2010–2012 PSUs	—	3,224,311	1,982,938

Total	41,659	31,126,707	29,885,334

Charles H.R. Bracken
Options/SARs Accelerated	18,226	765,479	765,479
2007 Senior Executive Performance Incentive Plan	—	14,302,404	14,302,404
2010–2012 PSUs	—	1,410,614	867,522
Salary	304,281	—	—
Severance Payment	304,281	—	—
Continued Vesting of Awards	91,128	—	—
Benefits(1)	40,475	—	—

Total	758,391	16,478,497	15,935,405

Bernard G. Dvorak
Options/SARs Accelerated	18,226	765,479	765,479
2007 Senior Executive Performance Incentive Plan	—	10,215,924	10,215,924
2010–2012 PSUs	—	1,410,614	867,522

Total	18,226	12,392,017	11,848,925

W. Gene Musselman
Options/SARs Accelerated	18,226	765,479	765,479
2007 Senior Executive Performance Incentive Plan	14,302,404	14,302,404	14,302,404
2010–2012 PSUs	—	1,410,614	867,522
Benefits(1)	137,456	137,456	137,456

Total	14,458,086	16,615,953	16,072,861

J. Shane O’Neill
Options/SARs Accelerated	18,226	765,273	765,273
2007 Senior Executive Performance Incentive Plan	—	14,302,198	14,302,198
2010–2012 PSUs	—	1,410,614	867,522
Salary	313,066	—	—
Severance Payment	313,066	—	—
Continued Vesting of Awards	91,099	—	—
Benefits(1)	39,952	—	—

Total	775,409	16,478,085	15,934,993

(1)	For Mr. Musselman, the estimated cost to repatriate him and his family to a destination in the United States, and for Mr. Bracken and Mr. O’Neill, the cost to maintain their employee benefits during their six-month notice period.

Change in Control

The Incentive Plan, the 2007 Senior Executive Performance Incentive Plan and the 2010–2012 PSUs each provide for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following the change-in-control event.

Change-in-Control Events. The change-in-control events vary under the relevant plans but generally fall into three categories:

1.

A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of the outstanding securities of LGI ordinarily having the right to vote in the election of directors in a transaction that has not been approved by the board of directors. We refer to this change-in-control event in the table as an “Unapproved Control Purchase”.

2.	During any two-year period, persons comprising the board of directors at the beginning of the period cease to be a majority of the board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change-in-control event as a “Board Change” in the Change in Control Table.

3.	The board of directors approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common stock is converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization” in the Change in Control Table.

Under the Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an Unapproved Control Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization only, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.

Under the 2007 Senior Executive Performance Incentive Plan, if any of these change-in-control events occurs during the service period and the plan and awards are not continued on the same terms, in the case of a Board Change or Unapproved Control Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then a portion of the unvested restricted plan shares granted with respect to each participant’s earned award, equal to the discounted present value of the unvested restricted plan shares as of the date of the Unapproved Control Purchase or Board Change or immediately prior to consummation of the Reorganization, will vest in full upon or immediately prior to such event and the balance will be forfeited. For purposes of the discounting, the unvested restricted plan shares of each series will be valued at the applicable per share value used when the restricted plan shares were granted. If the plan and awards are continued or assumed, then an accelerated payment would only be triggered on a subsequent termination of employment.

The 2010–2012 PSUs provide that, if any of these change-in-control events occurs during the performance period and the grant agreements are not continued on the same terms and conditions, in the case of a Board Change or Unapproved Control Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then each grantee will be deemed to have earned his or her target 2010–2012 PSUs, which will vest and the underlying shares will be issued within 30 days of such change-in-control event. If the grant agreements are continued or assumed, then each grantee will be deemed to have earned his or her target 2010–2012 PSUs, which will be converted to time-vested restricted share units subject to service and vesting requirements in accordance with the grant agreement. Accelerated vesting would only be triggered on a subsequent termination of employment.

Termination After Change in Control. Under the Incentive Plan, if a termination of employment occurs without cause or the employee resigns for good reason within 12 months of a Reorganization, then any awards granted after March 2010 will vest and become fully exercisable as of the date of termination of employment. Under the 2007 Senior Executive Performance Incentive Plan, if a change-in-control event occurs that does not result in accelerated benefits, a subsequent termination of employment during the service period will accelerate benefits if the termination is due to death or disability or is without cause or the participant resigns for good reason. The affected participant will vest in a portion of any unvested restricted plan shares on the date of termination of employment, determined in the manner described above, with the balance of the unvested restricted plan shares being forfeited. The 2010–2012 PSUs provide that, if a change-in-control event occurs that does not result in accelerated vesting of the target 2010–2012 PSUs deemed earned, a subsequent termination of employment during the performance period will accelerate vesting of such target 2010–2012 PSUs if the termination is due to death or disability or is without cause or the participant resigns for good reason. The shares underlying the vested 2010–2012 PSUs will be issued no later than March 15 of the calendar year immediately following the calendar year in which the termination occurred. For purposes of each of the plans, “good reason” for a participant to resign following a change-in-control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his official position or authority; or (3) a required relocation of his principal business office to a different country. Additional procedural requirements apply for such a resignation to qualify as being for “good reason”. With respect to the 2007 Senior Executive Performance Incentive Plan, the amended terms of Mr. Musselman’s earned award described above and under “—Employment and Other Agreements” apply whether termination of employment occurs before or after a change-in-control event.

The “Employment Terminated” columns assume that the executive’s employment is terminated without cause and includes the incremental benefits that would result from such a termination under the employment agreements and equity incentive plans as described under “—Termination of Employment” above.

280G Tax Gross-Up. Under the 2007 Senior Executive Performance Incentive Plan and the grant agreements for the 2010–2012 PSUs , when a benefit is triggered due to a change-in-control event that would be subject to an excise tax pursuant to Section 280G of the Code, we have agreed to make a payment to the plan participants, including our NEOs, for all excise taxes incurred under Section 280G and related income and excise taxes that are payable by such participants as a result of any reimbursement for such Section 280G excise taxes. Notwithstanding the foregoing, in the case of the 2010–2012 PSUs, if the excise tax can be avoided through a reduction in the amount of “parachute payments” (as defined in Section 280G) required to be provided to the grantee with respect to the 2010–2012 PSUs, not to exceed 20% of such amount, then the amount of “parachute payments” shall automatically be reduced to the minimum extent necessary to avoid the excise tax.

Change In Control

	Unapproved Control Purchase/Board Change – Plan Benefits Continued			Reorganization – Plan Benefits Continued	Change in Control – Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)		Employment Terminated ($)	Employment Continues ($)
Michael T. Fries
Options/SARs Accelerated	1,749,460	1,749,460		1,749,460	1,749,460
2007 Senior Executive Performance Incentive Plan	26,152,936	—		26,152,936	26,152,936
2010–2012 PSUs	6,448,621	—	(1)	6,448,621	6,448,621
280G Tax Gross-up(2)	—	—		—	—

Total	34,351,017	1,749,460		34,351,017	34,351,017

Charles H.R. Bracken
Options/SARs Accelerated	765,479	765,479		765,479	765,479
2007 Senior Executive Performance Incentive Plan	14,302,404	—		14,302,404	14,302,404
2010–2012 PSUs	2,821,229	—	(1)	2,821,229	2,821,229
280G Tax Gross-up(2)	—	—		—	—
Salary	304,281	—		304,281	—
Severance Payment	304,281	—		304,281	—
Benefits(3)	40,475	—		40,475	—

Total	18,538,149	765,479		18,538,149	17,889,112

Bernard G. Dvorak
Options/SARs Accelerated	765,479	765,479		765,479	765,479
2007 Senior Executive Performance Incentive Plan	10,215,924	—		10,215,924	10,215,924
2010–2012 PSUs	2,821,229	—	(1)	2,821,229	2,821,229
280G Tax Gross-up(2)	—	—		—	—

Total	13,802,632	765,479		13,802,632	13,802,632

	Unapproved Control Purchase/Board Change – Plan Benefits Continued			Reorganization – Plan Benefits Continued	Change in Control – Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)		Employment Terminated ($)	Employment Continues ($)
W. Gene Musselman(4)
Options/SARs Accelerated	765,479	765,479		765,479	765,479
2007 Senior Executive Performance Incentive Plan	14,302,404	—		14,302,404	14,302,404
2010–2012 PSUs	2,821,229	—	(1)	2,821,229	2,821,229
280G Tax Gross-up(2)	—	—		—	—
Benefits(3)	137,456	—		137,456	—

Total	18,026,568	765,479		18,026,568	17,889,112

J. Shane O’Neill
Options/SARs Accelerated	765,273	765,273		765,273	765,273
2007 Senior Executive Performance Incentive Plan	14,302,198	—		14,302,198	14,302,198
2010–2012 PSUs	2,821,229	—	(1)	2,821,229	2,821,229
280G Tax Gross-up(2)	—	—		—	—
Salary	313,066	—		313,066	—
Severance Payment	313,066	—		313,066	—
Benefits(3)	39,952	—		39,952	—

Total	18,554,784	765,273		18,554,784	17,888,700

(1)	Although the target 2010–2012 PSUs are deemed earned, they remain subject to the service and vesting requirements of the grant agreements.

(2)	No one exceeded the threshold that would have entitled him to a 280G tax gross-up payment. Also, Mr. Bracken is not subject to the excise tax under 280G as he is not a U.S. taxpayer.

(3)	For Mr. Musselman, the estimated cost to repatriate him and his family to a destination in the United States, and for Mr. Bracken and Mr. O’Neill, the cost to maintain their employee benefits during their six-month notice period.

(4)	Mr. Musselman retired from his position as of the close of business on December 31, 2010. As a result, his remaining unvested restricted share units under the 2007 Senior Executive Performance Incentive Plan were discounted to and vested as of December 31, 2010 and will be issued on June 30, 2011. The value of such discounted shares on December 31, 2010 was $14,302,404. His 2010–2012 PSUs and his other unvested equity awards were canceled and he has been repatriated to the United States.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background and Reason

We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with recent changes to the SEC’s proxy rules. This advisory vote is often referred to as the “say-on-pay” vote and allows our stockholders to express their views on the overall compensation paid to our NEOs.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis” above, our executive compensation packages are designed to motivate our executive officers to maximize their contributions to the success of our company, as well as to attract and retain superior employees in key positions, all with the ultimate goal of long-term value creation for our stockholders. Accordingly, the value of the substantial majority of our executives’ total direct compensation opportunity is tied to performance—our company’s performance against a mix of annual and medium-term financial objectives, the individual’s performance against annual goals and our stock price performance.

The compensation committee of our board regularly reviews the compensation program for our executive officers to ensure that it is properly structured to achieve our compensation objectives, while balancing short- and long-term goals and risks, ensuring individual accountability, and aligning our executives’ interests with those of our stockholders. Our Executive Stock Ownership Policy also enhances the link between our executives’ personal net worth and long-term stock price appreciation for our stockholders.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement by voting “FOR” the resolution below. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive offers, as disclosed in LGI’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and other related tables and disclosure.

This vote is advisory and therefore is not binding on LGI, our board of directors or our compensation committee. The outcome of this advisory vote will not overrule any decision by LGI, our board or any committee of the board and will not create or imply any additional fiduciary duties or change to the fiduciary duties of LGI, our board or its committees. However, we value the opinion of our stockholders and our compensation committee will consider the outcome of the vote when making future compensation decisions with respect to our NEOs.

Vote and Recommendation

The affirmative vote of the holders of at least a majority of the aggregate voting power of our Series A shares and our Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to approve the executive compensation proposal.

Our board of directors recommends a vote “FOR” the approval of the executive compensation proposal.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background and Reason

The SEC also recently enacted rules that enable our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs, such as Proposal 2 above. By voting on this Proposal 3, stockholders may indicate whether they prefer an advisory vote on executive compensation once every one, two or three years (or you may abstain). After careful consideration, our board has determined that a stockholder advisory vote on the compensation of our NEOs that occurs every three years is appropriate for LGI at this time. Therefore, our board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In making this recommendation, our board considered that a three-year interval will allow a reasonable time for our board and compensation committee to evaluate the results of the prior vote and for our stockholders to assess the effectiveness of our executive compensation policies and decisions, including any changes we may make to executive compensation. As described in “Executive Compensation—Compensation Discussion and Analysis”, our executives’ compensation packages emphasize multi-year performance and incentive awards in the form of PSUs and SARs that are more appropriately evaluated over a three-year period. Therefore, having more frequent advisory votes would not provide us with significant guidance and may encourage a short-term view of executive compensation that is inconsistent with our goal of long-term value creation for our stockholders.

We understand that our stockholders may have different views, however, as to what is the best approach for LGI. Accordingly, although this vote is advisory and therefore not binding on LGI or our board of directors, our board has adopted a policy to hold advisory votes on the compensation of our named executive officers on the frequency selected by a majority of the affirmative votes cast on the resolution below.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution below.

RESOLVED, that the option of once every one year, two years, or three years that receives a majority of the affirmative votes cast for this resolution will be determined to be the frequency for the advisory vote on the compensation of the named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules that has been selected by LGI’s stockholders.

Vote and Recommendation

The option of one year, two years or three years that receives a majority of the affirmative votes cast by the holders of our Series A shares and our Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, will be the frequency for the advisory vote on the compensation of the NEOs as disclosed pursuant to the SEC disclosure rules that has been selected by our stockholders.

Our board of directors recommends a vote “FOR” the option of once every three years as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules.

PROPOSAL 4—RATIFICATION OF AUDITORS

As provided in its charter, the audit committee selects our independent auditor, approves in advance all auditing and permissible non-auditing services to be performed by our independent auditor and reviews the scope of our annual audit. The audit committee has evaluated the performance of KPMG LLP and has selected it as our independent auditor for the fiscal year ending December 31, 2011. We are asking our stockholders to ratify this selection of KPMG LLP.

Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines to make such a change. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider whether to select other auditors for the year ending December 31, 2011.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote and Recommendation

The affirmative vote of the holders of at least a majority of the aggregate voting power of our Series A shares and our Series B shares that are entitled to vote and are present, in person or by proxy, at the annual meeting, voting together as a single class, is required to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2011.

Our board of directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2011.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates for the audit of our consolidated financial statements for 2010 and 2009 and the separate financial statements of certain of our subsidiaries, and fees billed for other services rendered by KPMG LLP and its international affiliates.

Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the applicable year.

	2010	2009
	(in thousands)
Audit fees(1)	$13,114	$16,538
Audit related fees(2)	245	420

Audit and audit related fees	13,359	16,958
Tax fees(3)	132	249
All other fees(4)	—	33

Total fees	$13,491	$17,240

(1)	Aggregate fees billed for the audit of our annual financial statements, review of our financial statements included in our quarterly reports and services that are normally provided by KPMG in connection with statutory and regulatory filings and other engagements.

(2)	Audit related fees include fees billed in the respective periods for due diligence related to potential business acquisitions and dispositions and attest services not required by statute or regulation.

(3)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

(4)	Other fees include fees for advisory services on accounting matters related to a 2009 merger in Hungary.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such services is incompatible with KPMG LLP maintaining its independence. Our audit committee approved the provision of all the services described in the table above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Effective June 15, 2005, as amended and restated on December 13, 2007 and February 18, 2009, our audit committee adopted a policy regarding the pre-approval of all audit and certain permissible audit-related and non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has pre-approved the engagement of our independent auditor to provide:

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audit services as specified in the policy, including (a) financial statement audits for us required by statute or regulatory authority, excluding the audit of our annual financial statements, (b) financial statement audits of our subsidiaries required by statute or regulatory authority, (c) services associated with registration statements, periodic reports and other documents filed with the SEC, such as consents, comfort letters and responses to comment letters, (d) attestations required by statute or regulatory authority, and (e) consultations with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit services” under the SEC rules promulgated pursuant to the Exchange Act);

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audit-related services as specified in the policy, including (a) due diligence services relating to potential business acquisitions and dispositions, (b) financial statement audits of employee benefit plans, (c) consultations with management with respect to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit-related services” and not “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (d) attestation services not required by statute or regulation, (e) closing balance sheet audits pertaining to dispositions, (f) assistance with implementation of the requirements of SEC, IASB or PCAOB rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act, (g) services associated with offering memoranda and other documents filed with or required by applicable regulators, such as consents, comfort letters and responses to comment letters, (h) internal control reviews and assistance with internal control reporting requirements, and (i) financial statement audits of our subsidiaries and affiliates not required by statute or regulatory authority but required by contract or other internal reasons; and

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tax services as specified in the policy, including (a) planning, advice and compliance services in connection with the preparation and filing of U.S. federal, state, local or international taxes, (b) reviews of U.S. federal, state, local and international income, franchise and other tax returns, (c) assistance with tax audits and appeals before the IRS or similar local and foreign agencies, (d) tax advice regarding statutory, regulatory or administrative developments, (e) expatriate tax assistance and compliance, (f) mergers and acquisitions tax due diligence assistance and (g) tax advice and assistance regarding structuring of mergers and acquisitions (all of the foregoing being referred to as Pre-Approved Services).

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of Pre-Approved Services that is expected to result in fees in excess of $75,000 requires the specific approval of our audit committee. In addition, any engagement of our independent auditors for services other than the Pre-Approved

Services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

Audit Committee Report

The audit committee reviews LGI’s financial reporting process on behalf of its board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. LGI’s independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of LGI’s audited consolidated financial statements with the U.S. generally accepted accounting principles and on the effectiveness of LGI’s internal control over financial reporting.

The audit committee has reviewed and discussed with management and KPMG LLP, LGI’s most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of LGI’s internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of LGI’s internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, plus the additional matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), including the auditors’ judgment about the quality of LGI’s accounting principles, as applied in its financial reporting.

The audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board that relate to the auditors’ communications with the audit committee concerning independence from LGI and its subsidiaries, and has discussed with LGI’s independent auditors their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to LGI’s board of directors that the audited financial statements be included in LGI’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 24, 2011.

Submitted by the Members of the Audit Committee:

John W. Dick

Paul A. Gould

J. David Wargo

DIRECTOR COMPENSATION

Compensation Policy

Set forth below is a description of our policy for compensation of our non-employee directors. The policy is subject to review annually by our nominating and corporate governance committee. During its annual review in 2010, the committee revised the policy effective January 1, 2011, as described below. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above.

Fees and Expenses

For 2010, each member of our board, who is not an employee of LGI, received an annual retainer of $80,000 for all U.S. resident directors and $120,000 for all non-U.S. resident directors. In addition, each such member receives $1,500 for each in-person meeting attended (in person or by conference telephone) and $750 for each telephonic meeting attended of the board or any committee of the board on which he or she serves. For each in-person board meeting held at our offices in Colorado, a U.S. resident non-employee director whose residence is located east of the Mississippi River was paid an additional $4,000 if such director attended in person. For 2010 and prior years, each director who serves as the chair of the audit committee, the compensation committee or the nominating and corporate governance committee receives a fee for such service of $25,000, $5,000 and $5,000, respectively, for each full year of service in such position. Commencing in 2011, the fee for the chair of the compensation committee was increased to $15,000 for each full year of service in such position. All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in shares of our Series A and Series C common stock instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are employees of LGI do not receive any additional compensation for their service as directors.

Generally, the in-person board meetings are held at our offices in Colorado. It is the policy of the board, however, to have one in-person meeting at the location of one of our operations. In 2010, our board met in Cologne, Germany for its June meeting. In addition, members of our board have periodic strategy retreats with certain members of senior management to review our strategies and goals. We reimburse our non-employee directors for travel, lodging and other reasonable expenses related to their service on our board, including the travel costs of a companion for one of our directors who is visually impaired. We also occasionally make our aircraft available to directors for attendance at meetings or other company-related events.

For the board meetings or other company-related events held outside of Colorado, we may provide extra activities for members of our board. We may also invite the spouse or a guest of each director to attend events associated with board meetings or other company-related events. We generally provide for, or reimburse expenses of, the spouse’s or guest’s travel, food and lodging for attendance at these events and participation in related activities. If the spouse or guest travels on our aircraft for an event, the incremental cost for such personal passenger is determined based on our average direct variable cost per passenger for aircraft fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred. To the extent costs for these activities, including the incremental cost for traveling on our aircraft, and costs for any other personal benefits, for a director exceeded $10,000 for the year, they are included in the amounts in the table below.

From time to time, we provide our directors information on conferences and seminars that may be of interest to them as a director of LGI. For directors who elect to attend these events, we cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director. In addition, we make available to members of our board, at their election, health insurance under our health insurance policies.

Equity Awards

As of the date of each annual stockholders meeting, each continuing non-employee director receives an equity award under our non-employee director incentive plan. On the date of our 2010 annual stockholders’ meeting, each non-employee director received, equity grants with a combined grant date fair value of $80,000 awarded, at his or her election, either as (1) a grant of options for Series A shares and a grant of options for Series C shares, or (2) a grant of options for Series A shares and a grant of options for Series C shares for one-half the value and a grant of Series A restricted share units and a grant of Series C restricted share units for the remaining value. Such election must be made at least two business days prior to the applicable stockholders meeting. If no election is made, the director will receive the combination award of restricted share units and options. For purposes of determining the number of restricted share units of a series to be granted, the grant date fair value of the options for the same series is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FASB ASC 718 on the date of the applicable annual stockholders meeting. The awards of restricted share units vest in full on the date of the first annual stockholders meeting after the date of grant. The option grants have a term of 10 years and vest as to one-third of the option shares on the date of the first annual stockholders meeting after the date of grant and as to an additional one-third of the option shares on the date of each annual stockholders meeting thereafter, provided that the director continues to serve as a director immediately prior to the applicable vesting date.

Under the policy, a non-employee director will receive a grant of options for Series A shares and a grant of options for Series C shares with a combined grant date fair value equal to $80,000 upon the date he or she is first elected or appointed to our board of directors. The grant date fair value of the options awarded is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FASB ASC 718 on the date of election or appointment. The option grants have a term of 10 years and vest as to one-third of the option shares on the later to occur of (1) the six month anniversary date of the date of grant or (2) the date of the first annual stockholders meeting after the date of grant. Thereafter the remaining option shares vest as to an additional one-third of the option shares on the date of each annual stockholders meeting, provided that the director continues to serve as a director immediately prior to the applicable vesting date. All awards to our non-employee directors are granted under our 2005 non-employee director incentive plan.

Although Mr. Malone is a non-employee director, he has previously not been compensated under our compensation policy for non-employee directors and serves without cash compensation. As chairman of our board, Mr. Malone is an executive officer of LGI and, accordingly, any compensation paid to him is subject to review and approval of our compensation committee. In December 2010, our compensation committee, with the approval of our independent directors, approved the grant to Mr. Malone for his services as chairman of the board and a non-employee director of options to purchase shares of our Series A common stock and Series C common stock, with an aggregate grant date fair value of $1,000,000. The grant of the option awards was approved by the full board and made on December 16, 2010 pursuant to our 2005 non-employee director incentive plan. The terms of the option awards are equivalent to those for our other non-employee directors, except that the annual vesting over three years occurs on each anniversary of the grant date rather than on the date of the annual meeting of stockholders. The board also delegated to the compensation committee the authority to approve annual awards of options to Mr. Malone under the 2005 non-employee director incentive plan with a combined grant date fair value and other terms equivalent to his 2010 option awards for so long as he continues to serve as chairman of the board and a non-employee director. Any such future awards will be subject to review and approval by the compensation committee in connection with its annual equity grant approval process.

Our non-employee director incentive plan is designed to provide a method whereby non-employee directors may be awarded additional remuneration for the services they render on our board and committees of our board, and to encourage their investment in our capital stock. Our non-employee director incentive plan is administered by our full board of directors. Our board has the full power and authority to grant eligible non-employee directors the awards described below and to determine the terms and conditions under which any awards are made.

Our board may grant non-qualified stock options, SARs, restricted shares, stock units or any combination of the foregoing under the non-employee director incentive plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under our non-employee director incentive plan. The maximum number of shares of our common stock with respect to which awards may be issued under the plan is 10 million, subject to anti-dilution and other adjustment provisions of the plan. These shares may be awarded in any series of our common stock, except that no more than five million shares may be awarded in Series B common stock. Shares of our common stock issuable pursuant to awards made under the non-employee director incentive plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by us. The non-employee director incentive plan had 9,138,414 shares available for grant as of March 31, 2011.

In the event a non-employee director’s service terminates by reason of disability or death, all outstanding equity awards held by such director will vest in full. In the event of an approved transaction, board change or control purchase (each as defined in the non-employee director incentive plan), all equity awards then outstanding under the plan will vest in full, unless, in the case of an approved transaction, the board determines, in its discretion, that effective provision has been made for the award to be assumed or replaced with an equivalent equity award. If a non-employee director’s service on our board is terminated for cause (as defined in the plan), such director’s outstanding equity awards will be forfeited.

Deferred Compensation Plan

At its December 2009 meeting, our board of directors adopted the Liberty Global, Inc. Nonemployee Director Deferred Compensation Plan. Under the Director Deferred Compensation Plan, nonemployee directors may elect to defer payment of all or a portion of their annual retainer, whether payable in cash or equity, and their annual equity awards to the extent payable in restricted shares or restricted share units. The Director Deferred Compensation Plan is effective beginning with compensation payable in 2010.

Annual retainers payable in cash and deferred under the Director Deferred Compensation Plan will be credited with interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter (the credited interest fund). Our board reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Annual retainers payable in shares of common stock and annual equity awards payable in restricted shares or restricted share units that are deferred will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions (the stock fund). The deferred annual retainers and deferred equity awards may be distributed in a lump sum or in a series of up to 10 equal annual installments upon a distribution event. A distribution event is when the director ceases to be a member of our board or dies or, at the election of our board, within 12 months of certain change-in-control events.

The Director Deferred Compensation Plan provides our board with the discretion to terminate the Director Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.

2010 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
John C. Malone	—	(5)	—	—	—	1,187	(6)	1,002,875	(5)
Series A	—		—	500,790	—	—
Series C	—		—	500,898	—	—

John P. Cole, Jr.	116,000		—	—	—	342	(7)	196,446
Series A	—		20,016	20,034	—	—
Series C	—		20,012	20,042	—	—

Miranda Curtis	69,115		—	—	—	326	(7)	149,578
Series A	—		—	40,067	—	—
Series C	—		—	40,070	—	—

John W. Dick	32,204		—	—	—	188,819	(9)(10)	409,956
Series A	54,816	(8)	—	40,067	—	—
Series C	53,980	(8)	—	40,070	—	—

Paul A. Gould	64,776	(11)	—	—	—	13,642	(12)	237,246	(11)(13)
Series A	39,492	(8)(13)	20,016	20,034	—	—
Series C	39,232	(8)(13)	20,012	20,042	—	—

Richard R. Green	13,554		—	—	—	277	(7)	173,914
Series A	40,309	(8)	—	40,067	—	—
Series C	39,637	(8)	—	40,070	—	—

David E. Rapley	97,750	(14)	—	—	664	392	(7)	178,910	(14)
Series A	—		20,016	20,034	—	—
Series C	—		20,012	20,042	—	—

Larry E. Romrell	84,002		—	—	—	34,061	(15)	218,165
Series A	10,060	(8)	20,016	20,034	—	—
Series C	9,938	(8)	20,012	20,042	—	—

J.C. Sparkman	107,500		—	—	—	265	(7)	187,869
Series A	—		20,016	20,034	—	—
Series C	—		20,012	20,042	—	—

J. David Wargo	118,500	(16)	—	—	1,250	350	(7)	200,204	(16)
Series A	—		20,016	20,034	—	—
Series C	—		20,012	20,042	—	—

(1)	Mr. Fries, our President and Chief Executive Officer, is not included in this table because he is a named executive officer of LGI and does not receive any additional compensation as a director. For information on Mr. Fries’s compensation, please see “Executive Compensation—Summary Compensation” above.

(2)	The dollar amounts in the table reflect the fair value of the stock awards and grant date fair value of the option awards related to LGI stock at the time of grant in accordance with FASB ASC 718. Except with respect to Mr. Malone, the differences in the amounts shown among board members relate to whether the director has taken his annual incentive grant in options or a combination of options and restricted shares.

(3)	At December 31, 2010, the directors had the following awards outstanding:

Name	Series	Options (#)		Restricted Shares (#)(a)
J. Malone	Series A	27,323		—
	Series C	1,597,381	(b)	—

J. Cole	Series A	67,956		748
	Series C	67,955		747

M. Curtis	Series A	192,041	(c)	90,100
	Series C	192,038	(c)	87,094

J. Dick	Series A	74,362		—
	Series C	74,359		—

P. Gould	Series A	64,128		748
	Series C	64,127		747

R. Green	Series A	22,812		—
	Series C	22,809		—

D. Rapley	Series A	50,770		748
	Series C	50,769		747

L. Romrell	Series A	35,770		748
	Series C	35,769		747

J. Sparkman	Series A	44,406		748
	Series C	44,405		747

D. Wargo	Series A	54,598		748
	Series C	54,597		747

(a)	Represents shares to be issued upon vesting of restricted share units. Ms. Curtis’s restricted share units were awards made to her while an employee of LGI, which continue to vest.

(b)	Includes vested options for 1,568,562 Series C shares awarded to Mr. Malone in 2004 by our predecessor company.

(c)	Includes vested SARs (based on 33,750 Series A shares and 33,750 Series C shares) and options awarded to Ms. Curtis while she was an employee of LGI or its predecessor.

(4)	The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest, which is the portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the rate was set, on compensation previously deferred by such director under our Director Deferred Compensation Plan.

(5)	Mr. Malone serves without cash compensation. In December 2010, our board granted Mr. Malone option awards for his services as chairman of the board and a non-employee director, which options vest in three equal annual installments, commencing December 16, 2011.

(6)	Represents the amount paid as a tax gross-up on gifts from us valued at less than $2,000.

(7)	Represents the amount paid as a tax gross-up on gifts from us valued at less than $1,000.

(8)	This is the dollar amount of fees paid in our Series A shares and Series C shares at the election of the director.

(9)

Includes our cost for commercial airline tickets for such director’s companion’s flights to Denver, Colorado for three board meetings and to New York, New York for one committee meeting and a directors’ conference

(average cost per trip of $9,763), one of which occurred in December 2009 but was paid in 2010, plus our aggregate incremental cost attributable to such director’s companion accompanying him on the corporate jet to Cologne, Germany, for the June 2010 board meeting. Also includes the cost of ground transportation, food and tours for his companion while in Cologne for this meeting, health insurance premiums for the benefit of such director and his companion, and gifts from us valued at less than $1,000, plus the related tax gross-up in the amount of $504. In addition, includes $14,447 paid by us for interest and penalties related to the late payment of withholding taxes on Mr. Dick’s non-employee director fees and late filing of related tax returns, plus the related tax gross-up in the amount of $6,997.

(10)	Includes $82,810 in fees paid to Mr. Dick and $27,524, which is the value of 30,000 ordinary shares of Austar granted to Mr. Dick, for his service on the board of Austar. Mr. Dick is an independent director of our subsidiary Austar. Pursuant to Austar’s independent director compensation policy, he receives an annual fee for his services and in 2010, a grant of ordinary shares that may not be transferred, sold or otherwise disposed until after June 7, 2011. Mr. Dick received the payments in Australian dollars, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect for 2010 of 1.089964.

(11)	Amount includes $26,276 of Mr. Gould’s fees, the payment of which Mr. Gould elected to defer pursuant to the Director Deferred Compensation Plan. Such deferred amount accrues interest from December 31, 2010, at the rate of 9% per annum compounded quarterly until paid in full to him.

(12)	Includes our aggregate incremental cost of $10,991 attributable to the personal use of our aircraft. Also includes the cost of ground transportation, food and tours for his spouse while in Cologne for the June 2010 board meeting, and gifts from us valued at less than $1,000, plus the related tax gross-up in the amount of $381.

(13)	Such amount includes the value of 1,385 Series A shares and 1,384 Series C shares, the issuance of which Mr. Gould elected to defer pursuant to the Director Deferred Compensation Plan.

(14)	Amount includes $42,500 of Mr. Rapley’s fees, the payment of which Mr. Rapley elected to defer pursuant to the Director Deferred Compensation Plan. Such deferred amount accrues interest at the rate of 9% per annum compounded quarterly until paid in full to him.

(15)	Includes our cost for commercial airline tickets for such director’s spouse’s flights to and from Cologne, Germany, for the June 2010 board meeting ($14,722). Also includes the cost of ground transportation, food and tours for his spouse while in Cologne for this meeting and gifts from us valued at less than $1,000, plus the related tax gross-up in the amount of $351. Also includes our aggregate incremental cost of $16,164 attributable to the personal use of our aircraft.

(16)	Amount includes $80,000 of Mr. Wargo’s fees, the payment of which Mr. Wargo elected to defer pursuant to the Director Deferred Compensation Plan. Such deferred amount accrues interest at the rate of 9% per annum compounded quarterly until paid in full to him.

INCENTIVE PLANS

LGI Incentive Plan

The Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. The compensation committee may grant non-qualified stock options, SARs, restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the Incentive Plan. Since June 2005, awards of options and SARs have generally had a seven-year term and a four-year vesting period, with 12.5% of the award vesting on the six-month anniversary of grant and the balance in 14 equal quarterly installments thereafter. Such four-year vesting period has also generally applied to awards of restricted shares and restricted share units.

Awards under the Incentive Plan may be granted either individually, in tandem or in combination with each other. Awards granted under the Incentive Plan are generally non-transferable during the lifetime of an award holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the Incentive Plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse, and stock units will become fully vested, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, the vesting or early termination, upon a holder’s termination of employment with the company, of any unvested options, SARs, stock units or restricted shares and the period during which any vested options, SARs and stock units must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the Incentive Plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder’s service for “cause” (as defined in the Incentive Plan) will result in the immediate termination of all options, SARs and stock units and the forfeiture of all rights to any restricted shares held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. If an award has been designated a performance award then it will accelerate or terminate upon the occurrence of the foregoing described events pursuant to the provisions of the performance award agreement.

The maximum number of shares of our common stock with respect to which awards may be granted under the Incentive Plan is currently 50 million, subject to anti-dilution and other adjustment provisions of the Incentive Plan, of which no more than 25 million may be issued in Series B common stock. With limited exceptions, no person may be granted in any calendar year awards covering more than 4 million shares of our common stock, of which no more than 2 million shares may consist of Series B common stock. In addition, no person may receive payment for cash awards under the Incentive Plan during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the Incentive Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by us.

Our Incentive Plan had 14,088,837 shares available for grant as of March 31, 2011. These shares may be awarded in any series of stock. The available shares do not reflect any reserve for shares that may be issued with respect to the 2010–2012 PSUs, subject to performance and vesting conditions. No awards have been granted under the Incentive Plan to any of our directors who are not also our executive officers.

LGI Director Plan

For a description of our non-employee director incentive plan, see “Director Compensation—Compensation Policy” above.

LGI International Transitional Plan

As a result of the spin off of LGI International from LMC in 2004 and related adjustments to LMC’s then outstanding stock incentive awards, options to acquire shares of our Series A, B and C common stock were issued to LGI International’s directors and employees, certain of LMC’s employees and all of LMC’s directors pursuant to the LGI International transitional plan. Such options have terms equivalent to those of the respective LMC stock incentive awards that were adjusted. Such terms include early termination provisions similar to such provisions in the Incentive Plan. All options granted under the LGI International transitional plan are fully vested. No new grants will be made under the LGI International transitional plan.

UGC Equity Incentive Plans and UGC Director Plans

Options, restricted stock and SARs were granted to employees and directors of UGC prior to the business combination of LGI International and UGC under UGC’s incentive plans and director plans. Awards outstanding under each of these plans were converted into awards with respect to our common stock in such business combination. All other terms of these awards remain the same. Awards granted under the incentive plans and director plans adopted by UGC are fully vested. No additional awards will be made under these plans.

CERTAIN TRANSACTIONS

Under our corporate governance guidelines, if a director has an actual or potential conflict of interest, the director must promptly inform our chief executive officer and the chair of our audit committee. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. Also under our corporate governance guidelines, an independent committee of our board, designated by our board, will resolve any conflict of interest issue involving a director, our chief executive officer or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee. When the potential conflict or transaction involves an executive officer, the audit committee is the independent committee charged by our board with this duty. When the potential conflict or transaction involves a director, a committee of the disinterested independent directors is the independent committee charged by our board with this duty.

Liberty Jupiter

Prior to the sale to KDDI Corporation (KDDI) of all our ownership interests in three of our subsidiaries, which directly or indirectly held our ownership interests in J:COM, we purchased the minority interests in one of the subsidiaries sold, Liberty Jupiter, Inc., as required by our agreement with KDDI. The owners of the minority interests were Miranda Curtis and two other individuals, each of whom had purchased their shares of Liberty Jupiter’s common stock in April 2000. Pursuant to our stockholders agreement with the minority owners, we had the right to require them to sell to us, and they each had the right to require us to purchase, their shares in Liberty Jupiter for the fair market value thereof determined by mutual agreement, or by appraisal, payable in shares of our common stock valued at the market price of such shares. The negotiated purchase price of $32,000,000 for the minority shares, of which $17,964,912 was paid to Ms. Curtis, was determined by allocating a portion of the purchase price paid to us by KDDI, net of cash taxes and transaction costs, to Liberty Jupiter’s indirect interest in J:COM, reducing that amount by the accreted value of our preferred stock in Liberty Jupiter, and dividing the resulting number by the outstanding shares of Liberty Jupiter’s common stock. By mutual agreement, the purchase price was paid in cash. At a meeting of our board of directors to review and approve the terms of the sale of our indirect ownership interests in J:COM to KDDI, the full board was advised of the requirement to purchase the minority interests in Liberty Jupiter and of the estimated amount of the purchase price for the minority interests. Separate approval of the audit committee was not required under our corporate governance guidelines because the purchase of the minority interests was effected in accordance with a pre-existing contractual obligation originally entered into in April 2000.

Charitable Foundation

In 2010, we, our Chellomedia operating unit and certain of our other subsidiaries contributed an aggregate of £580,367 ($896,419) of cash to the Chello Foundation UK, an independent educational charity organized in accordance with the non-profit laws of England. Included in such cash contribution was £172,418 ($266,312) in matching contributions based on the Chello Foundation UK’s fund raising efforts. We also contributed in-kind services, directly or indirectly, to the Chello Foundation UK, the Chello Foundation Ireland and the Chello Foundation US for an aggregate value of $186,048. Each of the Chello Foundations is an independent charity organized in accordance with the non-profit laws of their respective countries. The focus of the Chello Foundations is to provide scholarships for AIDs orphans in Africa. Mr. Bracken and Mr. O’Neill, each a named executive officer, and two Chellomedia employees are the trustees of the Chello Foundation UK. Mr. Fries, our president and chief executive officer, and Ms. Blair, an executive officer, are the trustees of the Chello Foundation US and Mr. O’Neill and two employees of our Ireland office are the trustees of the Chello Foundation Ireland. The trustees do not receive any remuneration for their involvement with any of the Foundations. The establishment of the Foundations and their objectives have been reviewed and approved by our audit committee, which also approves the annual budget for the Foundations. At its February 2011 meeting, our audit committee approved the budget for 2011. Such budget includes a cash contribution in 2011 by us of

€420,000 ($556,391), plus €200,000 ($264,948) as a matching donation based on the Chello Foundation UK’s fund raising efforts, and in-kind services with an expected value of €122,000 ($161,168). As part of our charitable giving program, we are supportive of the goals and objectives of the Chello Foundations.

SPO Advisory Corp.

On March 24, 2011, we purchased 2.0 million of our Series A shares for aggregate consideration of $83.0 million or $41.50 per share from a limited partnership, of which SPO Advisory Corp. is the sole general partner, pursuant to our stock repurchase program. SPO Advisory Corp. beneficially owns more than 5% of our Series A common stock. The executive committee of the board approved the transaction, which was ratified by the full board. None of our directors had a direct or indirect interest in this transaction within the meaning of Item  404(a) of Regulation S-K.

Other

Amy M. Blair, spouse of our named executive officer Bernard G. Dvorak, is also an executive officer and our Senior Vice President, Global Human Resources. Ms. Blair’s salary and cash performance award for 2010 aggregated $717,862. As an executive officer, Ms. Blair is also a participant in all programs available to our executive officers, including performance-based equity incentive awards. In 2010, Ms. Blair received a grant of target 2010–2012 PSUs with an aggregate grant date fair value of $661,913 payable as described above for all executive officers under “Executive Compensation—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables”. She also received a grant of SARs for Series A shares and Series C shares with an aggregate grant date fair value of $369,838, which vest as described above for all SAR awards granted to employees under “Incentive Plans—LGI Incentive Plan”. Ms. Blair and Mr. Dvorak were each executive officers of our company prior to their marriage. As with all of our executive officers, Ms. Blair’s salary, bonus and equity incentive awards were reviewed and approved by our compensation committee.

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2011, which will take place on June 21, 2011. We currently expect that our annual meeting of stockholders for the calendar year 2011 will be held during the second quarter of 2012. In order to be eligible for inclusion in the proxy materials for the 2012 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 30, 2011, unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2012 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on March 23, 2012, or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

LIBERTY GLOBAL, INC. 12300 LIBERTY BOULEVARD ENGLEWOOD, CO 80112	Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

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LIBERTY GLOBAL, INC.

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
01 - Michael T. Fries
02 - Paul A. Gould
03 - John C. Malone
04 - Larry E. Romrell
The Board of Directors recommends a Vote FOR Proposal 2.
							For	Against	Abstain
2.	Approval of a resolution on compensation of the named executive officers.						☐	☐	☐

	The Board of Directors recommends a Vote FOR the three year option.					One Year	Two Years	Three Years	Abstain
3.	Approval of a resolution on the frequency of holding an advisory vote on the compensation of the named executive officers.					☐	☐	☐	☐

	The Board of Directors recommends a Vote FOR Proposal 4.						For	Against	Abstain
4.	Ratification of the selection of KPMG LLP as the company’s independent auditors for the year ending December 31, 2011.						☐	☐	☐

B	Non-Voting Items

For address changes and/or comments, please check this box and write them on the back where indicated.				☐			Yes	No
					Please indicate if you plan to attend this meeting.		☐	☐

MATERIALS ELECTION
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Liberty Global, Inc. Shareholders

June 21, 2011, 10:00 a.m. Local Time

Marriott Denver South

at Park Meadows

10345 Park Meadows Drive

Littleton, CO 80124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Liberty Global, Inc.’s Annual Meeting will be held at 10:00 am local time on June 21, 2011, at the Marriott Denver South at Park Meadows. If you plan to attend the Annual Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - LIBERTY GLOBAL, INC.	SERIES A AND SERIES B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS - JUNE 21, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Liberty Global, Inc. hereby appoints Elizabeth M. Markowski and Bernard G. Dvorak, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Series A and Series B Common Stock of Liberty Global, Inc., held by the undersigned at the Annual Meeting of stockholders to be held on June 21, 2011, and at any adjournments thereof, with all the powers the undersigned would possess, if present in person. All previous proxies given with respect to the meeting are revoked.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS ON THE EXECUTIVE COMPENSATION PROPOSAL, THE FREQUENCY OF ADVISORY VOTE PROPOSAL AND THE RATIFICATION OF AUDITORS PROPOSAL. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO LIBERTY GLOBAL, INC., C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)